UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. _____)

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Sunstone Hotel Investors, Inc.
(Name of Registrant as Specified In Its Charter)
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120 Vantis, Suite 350

Aliso Viejo, California 92656

NOTICE OF 2017 ANNUAL MEETING

Hilton San Diego Bayfront Hotel

April 28, 2017 at 8:30 a.m. local time

It is a pleasure to invite you to the 2017 annual meeting of stockholders of Sunstone Hotel Investors, Inc., or Sunstone, a Maryland corporation, to be held at the Hilton San Diego Bayfront hotel, located at One Park Boulevard, San Diego, California 92101, on Friday, April 28, 2017 at 8:30 a.m. local time, for the following purposes:

1.Election of eight directors to serve until the next annual meeting and until their successors are elected and qualified;

2.Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.Advisory vote to approve the compensation of Sunstone’s Named Executive Officers, as set forth in the proxy statement for Sunstone’s 2017 annual meeting of stockholders;

4.	Advisory vote to approve the frequency of holding an advisory vote on the compensation of Sunstone’s Named Executive Officers; and

5.Transaction of other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

Only stockholders of record of shares of Sunstone common stock, par value $0.01 per share, at the close of business on March 23, 2017 are entitled to notice of and to vote at the 2017 annual meeting or any adjournment or postponement of the meeting.

Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided or, if you own shares through a bank or broker that provides for voting by telephone or over the internet, by submitting your authorization to vote by telephone or over the internet in accordance with your bank’s or broker’s instructions. If your proxy card is signed and returned without specifying your choices, your shares will be voted on each proposal in accordance with our board’s recommendations.

We would like to take this opportunity to thank you for your continued support of Sunstone. We believe that our continued refinement of our compensation and corporate governance practices, coupled with our commitment to building long‑term value make Sunstone well positioned for a promising future. Ongoing improvements to Sunstone’s corporate governance and compensation practices include the following:  Director Holdover Resignation Guidelines; Limitations on Stockholder Rights Plans; Right of Stockholders to Amend Company Bylaws; and Restrictions on Classifying Directors.

Again, we thank you for your continued support and look forward to a promising future.

By Order of the Board of Directors

Bryan A. Giglia

Executive Vice President—Chief Financial Officer,

Treasurer and Secretary

March 23, 2017

Proxy Statement

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2017

This proxy statement and our Annual Report are available at our Investor Relations website at http://www.sunstonehotels.com/proxy.

PROXY SUMMARY

Your vote is very important. For this reason, our Board of Directors is soliciting the enclosed proxy to allow your shares of common stock, par value $0.01 per share, to be represented and voted, as you direct, by the proxy holders named in the enclosed proxy card at the 2017 annual meeting of stockholders of Sunstone Hotel Investors, Inc. “We,” “our,” “the Company” and “Sunstone” refer to Sunstone Hotel Investors, Inc.

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider, so please read the entire proxy statement before voting. In addition, for more complete information about our 2016 financial performance, please see our annual report on Form 10-K for the fiscal year ended December 31, 2016 (“Annual Report”).

Sunstone Hotel Investors, Inc. Annual Meeting of Stockholders

Time and Date:	8:30 a.m. local time, April 28, 2017
Place:	Hilton San Diego Bayfront One Park Boulevard San Diego, California 92101
Record Date:	March 23, 2017
Number of Common Shares Eligible to Vote at the Meeting as of the Record Date:	220,417,417
Company Principal Executive Offices:	120 Vantis, Suite 350 Aliso Viejo, California 92656
Date of First Mailing of Proxy Statement and Accompanying Materials to Stockholders:	March 30, 2017

Voting Matters

	Matter	Board Recommendation	Page Reference
Proposal 1:	Election of Eight Directors Identified in this Proxy Statement	FOR each director nominee	9
Proposal 2:	Ratification of Independent Registered Public Accounting Firm for 2017	FOR	14
Proposal 3:	Advisory Vote on Executive Compensation	FOR	15
Proposal 4:	Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation	Every Year	16

Director Nominees

Name	Age	Director Since	Primary Occupation	Committee Membership and Other Roles	Other Public Company Boards
John V. Arabia	47	2014	President and Chief Executive Officer, Sunstone Hotel Investors, Inc.	—	Education Realty Trust, Inc.
W. Blake Baird	56	2015	Co-Founder, Chairman of the Board and Chief Executive Officer, Terreno Realty Corporation	Nominating and Corporate Governance	Matson, Inc.
Andrew Batinovich	58	2011	President and Chief Executive Officer, Glenborough, LLC; Chief Executive Officer and Director, Strategic Realty Trust	Audit, Compensation (Chair)	RAIT Financial Trust
Z. Jamie Behar	59	2004	Former Managing Director, Real Estate & Alternative Investments, GM Investment Management Corporation	Audit, Nominating and Corporate Governance (Chair)	Gramercy Property Trust
Thomas A. Lewis, Jr.	64	2006	Former CEO & Vice Chairman, Realty Income Corporation	Compensation	—
Murray J. McCabe	49	2015	Managing Partner, Blum Capital Partners, L.P.	Compensation	RREEF Property Trust, Inc.; Columbia Property Trust
Douglas M. Pasquale	62	2011	Founder and Chief Executive Officer, Capstone Enterprises Corporation	Non-Executive Chairman, Compensation, Nominating and Corporate Governance	Ventas, Inc.; Alexander and Baldwin, Inc.; Terreno Realty Corporation; DineEquity, Inc.
Keith P. Russell	71	2004	President, Russell Financial, Inc.	Audit (Chair), Nominating and Corporate Governance	Hawaiian Electric Industries; KBS Growth & Income REIT, Inc.

Corporate Governance Highlights

Our Board of Directors has adopted governance policies that we believe are in the best interests of our stockholders, including:

•	Annual election of all Directors.
•	Majority vote standard in uncontested elections.
•	Independent, involved and informed Board of Directors.
o	All directors currently serving as directors, other than our CEO, are independent.
o

All of our directors who served on the Board during 2016 attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board of Directors on which they served during the periods in which they served.

o	All new directors attended a Board orientation.
o	All directors participate in ongoing director education.
•	Independent Chairman.
•	Independent Board committees.
o	Our three active standing Board committees are comprised solely of independent directors.
•	Executive sessions of independent directors are held at each regularly scheduled Board meeting.
•	Annual Board and committee self-evaluations.
•	Board oversight of risk management.
•	Common stock is the only class of voting securities outstanding.

In addition, the members of the Nominating and Corporate Governance Committee continue to improve corporate governance. Examples of ongoing improvements to the Company’s compensation and governance programs include the following:

•

Director Holdover Resignation Guidelines: Effective February 17, 2017, the Company amended its Corporate Governance Guidelines (the “Guidelines”) to establish a policy whereby the Board of Directors will be required to accept a resignation tendered by a nominee who is already serving as a Director if such nominee shall have received more votes “withheld” with respect to that nominee than “for” his or her election at each of two consecutive annual meetings of stockholders.

•

Limitations on Stockholder Rights Plans: Effective February 18, 2016, the Company amended its Guidelines to establish a policy prohibiting the Board of Directors from adopting a stockholder rights plan, also known as a “poison pill,” without prior stockholder approval, unless the plan provides that it will expire within 12 months of adoption absent ratification by the Company’s stockholders prior to expiration. The complete text of the Guidelines is set forth on the Company’s investor relations website.

•

Right of Stockholders to Amend Company Bylaws: Effective February 13, 2015, the Company amended its bylaws to provide that the bylaws may be amended, altered, repealed or rescinded (a) by the Board of Directors or (b) by the stockholders, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors, except with respect to amendments to the provisions of our bylaws regarding our opt out of the Maryland Business Combination and Control Share Acquisition Acts, which must be approved by the affirmative vote of a majority of votes cast by stockholders entitled to vote generally in the election of directors. The Board of Directors believes this change to the Company’s bylaws further demonstrates the Company’s commitment to accountability of corporate directors and officers.

•

Restrictions on Classifying Directors: Effective April 2013, the Company filed articles supplementary to its charter to prohibit the directors of the Company from being divided into classes pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”). The prohibition on classification may not be repealed unless the repeal of such prohibition, or the classification of the directors pursuant to Section 3‑803 of the MGCL, is approved by the affirmative vote of at least a majority of the votes cast on the matter by stockholders of the Company entitled to vote generally in the election of directors.

Our Compensation Practices

Objectives. We seek to attract, motivate and retain our Named Executive Officers (“NEO” or “NEOs”) through competitive compensation arrangements that we believe, within appropriate risk parameters, provide strong financial incentives for the executive officers to maximize stockholder value. In order to achieve our objectives and mitigate compensation risks to our stockholders, we utilize the following practices:

What we do:

•

We pay for performance. Our executive compensation program is weighed towards variable, rather than fixed, compensation. Specifically, the variable portion of our executive compensation program is designed to reward performance relative to financial, stockholder return, and other metrics that we believe best align management with stockholder interests.

•	We hold an annual say-on-pay vote. We conduct an annual “say-on-pay” advisory vote to solicit our stockholders’ view on our compensation programs.
•

We solicit independent compensation advice. Our Compensation Committee retains FPL Associates L.P., or FPL, an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

•

We require our CEO to have a meaningful ownership interest in the Company. Our stock ownership policy requires that within four years of joining the Company or being promoted to the CEO position, the CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary. Our Compensation Committee believes that requiring the CEO to maintain a meaningful ownership interest in the Company aligns the interests of the CEO with those of our stockholders.

What we do not do:

•	We do not provide excessive levels of guaranteed compensation. There are no minimum payout levels on either our annual incentive bonus plan or our equity incentive award plan.
•

We do not allow hedging or significant pledging of Company stock by officers and directors without prior approval. Our officers and directors are prohibited from engaging in hedging transactions designed to offset decreases in the market value of our stock or pledging a significant amount of our stock without prior approval from our Chief Financial Officer at least one month prior to the proposed transaction.

•

We do not pay “gross ups” for change in control or severance payments. We do not provide excise or other tax “gross up” payments in connection with any change in control or severance payment made to an NEO.

•

We do not make “single trigger” cash payments upon a change in control. The employment and severance agreements with our NEOs require a “double trigger” (requiring both a change in control and termination of employment) for cash and severance payments following a change in control.

Compensation Program Summary. The following is a summary of the key provisions of our NEO compensation program:

Compensation Element	Key Characteristics	2016 Compensation	Percentage of 2016 Target Compensation
Base Salary	• Fixed compensation that reflects each executive’s position and individual performance. • Payable in cash. • Reviewed annually and adjusted when appropriate.	• Our CEO received a 7.1% increase in base salary. • Our other NEOs received base salary increases ranging from 2% to 2.6%.	• 17% of our CEO’s total compensation. • 24% of our other NEOs total compensation (on average).
Cash Incentive Bonuses

• Variable compensation based on performance and responsibility level to compensate each executive officer for achieving our annual stockholder return and other corporate goals, and implementing our long-term plans and strategies.

• Payable in cash.

• Each of our NEOs received a cash incentive bonus due to our achievement of various financial goals and strategic objectives.

• Our CEO was eligible to receive a cash incentive bonus paid at various thresholds between 100% and 275% of his base salary based on achieving threshold to superior goals.

• Our other NEOs each were eligible to receive cash incentive bonuses paid at various thresholds between 50% and 175% of their base salaries based on achieving threshold to superior goals.

• 26% of our CEO’s total compensation. • 23% of our other NEOs total compensation (on average).
Equity Incentive Awards

• Variable compensation designed to award a significant portion of our NEOs annual incentive compensation in equity to further the objectives of fostering executive ownership and the alignment of each executive’s interests with those of our stockholders.

• Restricted Stock issued under our LTIP.

• Time-based, vesting ratable over three years.

• Each of our NEOs received an equity incentive award, the size of which was based on our achievement of various financial goals and strategic objectives.

• Our CEO was eligible to receive an equity incentive award valued at various thresholds between 150% and 425% of his base salary.

• Our other NEOs each were eligible to receive equity incentive awards valued at various thresholds between 100% and 300% of their base salaries.

• 48% of our CEO’s total compensation. • 45% of our other NEOs total compensation (on average).
Benefits and Perquisites	• Fixed compensation. • Participation in broad-based benefit plans at same cost as other employees.	• Our NEOs were eligible to participate in Company-wide health, dental and vision insurance plans, term life insurance, disability coverage, 401(k) safe harbor and profit-sharing contributions.	• 9% of our CEO’s total compensation. • 8% of our other NEOs total compensation (on average).

QUESTIONS AND ANSWERS ABOUT HOW TO VOTE YOUR SHARES

What matters will be voted on at the annual meeting?

The annual meeting of stockholders will be held for the following purposes:

1.Election of eight directors to serve until the next annual meeting and until their successors are elected and qualified;

2.Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2017;

3.Advisory vote to approve the compensation of Sunstone’s NEOs, as set forth in this proxy statement;

4.Advisory vote to approve the frequency of holding an advisory vote on the compensation of Sunstone’s NEOs; and

5.Transaction of other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment or postponement thereof.

With respect to any other matter that properly comes before the meeting or any adjournment or postponement thereof, the representatives holding proxies will vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion.

Who is entitled to vote?

Stockholders of record of our common stock as of the close of business on March 23, 2017, or the record date, are entitled to vote on matters that properly come before the meeting. Shares of common stock can be voted only if the stockholder is present in person or is represented by proxy. At the close of business on the record date, there were 220,417,417 shares of common stock outstanding and entitled to vote. The holders of common stock will vote together as a single class on all matters that properly come before the meeting.

How many votes do I have?

Each share of common stock has one vote.

How do I vote?

You can ensure that your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy form in the envelope provided.

If you own your shares through a bank or broker, you may be eligible to authorize a proxy to vote your shares electronically over the internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services, or ADP, online program. This program provides eligible stockholders who receive a paper copy of the Annual Report and proxy statement the opportunity to authorize a proxy to vote via the internet or by telephone. If your bank or brokerage firm is participating in ADP’s online program, your voting form will provide instructions. Stockholders who authorize a proxy to vote through the internet or telephone should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers, and that these costs must be borne by the stockholder. Stockholders who authorize a proxy to vote by internet or telephone need not return a proxy card by mail. If your voting form does not reference internet or telephone information, please complete and return the paper proxy card provided by your bank or broker.

If you attend the annual meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your bank, broker or other nominee, prior to attending the meeting you need to request a legal proxy from your bank, broker or nominee as indicated on the back of the Voter Information form you received with your proxy material. The legal proxy must be presented to vote these shares in person at the annual meeting. If you have previously authorized a proxy, you may still vote in person at the annual meeting, which will serve as a revocation of your previous proxy.

Does Sunstone have a policy for confidential voting?

Sunstone has a confidential voting policy. All proxies and other materials, including telephone and internet proxy authorization, are kept confidential and are not disclosed to third parties. Such voting documents are available for examination by the inspector of election and certain personnel associated with processing proxy cards and tabulating the vote. We plan to appoint one independent inspector of election, a representative of our transfer agent, American Stock Transfer and Trust Company, LLC, to review and confirm the tabulation of votes at the annual meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the Board of Directors.

What are the Board of Directors’ recommendations?

The Board of Directors recommends that you vote FOR each of the nominees for director in Proposal 1; FOR Proposal 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2017; FOR Proposal 3 to approve, on a non‑binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement; and FOR Proposal 4 to approve the submission by the Company of a non-binding, advisory say-on-pay vote every year, rather than every two or three years.

What vote is required to approve each proposal?

Election of Directors:  There is no cumulative voting in the election of directors. A director shall be elected by a majority of the votes cast with respect to the director at a meeting of stockholders duly called at which a quorum is present; that is, a nominee will be elected as a director only if the number of votes cast “for” such nominee exceeds the number of votes “withheld” with respect to that nominee. Any shares not voted (whether by abstention, “broker non‑vote” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote and has not voted on a particular proposal), or otherwise) have no effect on the vote.

Ratification of Appointment of Independent Registered Public Accounting Firm:  This proposal requires the affirmative vote of a majority of the votes cast at a meeting duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non‑vote” or otherwise) have no effect on the vote.

Advisory Vote on Executive Compensation:  This proposal requires the affirmative vote of a majority of the votes cast at a meeting duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non‑vote” or otherwise) have no effect on the vote.

Advisory Vote on the Frequency of Holding an Advisory Vote on Executive Compensation:  This proposal requires the affirmative vote of a majority of the votes cast at a meeting duly called and at which a quorum is present. Any shares not voted (whether by abstention, “broker non‑vote” or otherwise) have no effect on the vote.

What constitutes a quorum?

The presence of the owners of at least a majority (greater than 50%) of the aggregate number of shares of common stock entitled to vote at the annual meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, if you authorize a proxy to vote by telephone or the internet, or if you attend the annual meeting.

Abstentions and “broker non‑votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non‑vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non‑routine and the owner does not provide instructions. Rules of the New York Stock Exchange, or NYSE, determine whether proposals presented at stockholder meetings are “routine” or “non‑routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non‑routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

What if other items come up at the annual meeting and I am not there to vote?

We are not now aware of any matters to be presented at the annual meeting other than those described in this proxy statement. When you return a signed and dated proxy card or provide your voting instructions by telephone or the internet, you give the proxy holders (the names of whom are listed on your proxy card) the discretionary authority to vote on your behalf on any other matter that is properly brought before the annual meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•

Notify Sunstone’s Secretary (Bryan A. Giglia, c/o Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656) in writing before the annual meeting that you are revoking your proxy;

•	Submit another proxy with a later date;
•	If you own shares through a bank or broker that provides for voting by telephone or the internet, submit your voting instructions again by telephone or the internet; or
•	Vote in person at the annual meeting.

What does it mean if I receive more than one proxy card?

Some of your shares are likely registered differently or are in more than one account. You should vote each of your accounts by mail, or if such service is provided by a bank or broker that holds your shares, by telephone or the internet. If you mail proxy cards, please sign, date and return each proxy card to ensure that all of your shares are voted.

If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact our transfer agent, American Stock Transfer and Trust Company, LLC, at 1‑800‑937‑5449. Combining accounts reduces excess printing and mailing costs, resulting in savings for Sunstone, that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

If you and other residents at your mailing address own shares in “street name” (that is, through a broker or other nominee), your broker or bank may have sent you a notice that your household will receive only one Annual Report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy statement to your address. You may revoke your consent to householding at any time by contacting your broker or bank. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you without charge if you address your written request to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary.

How do I submit a stockholder proposal for inclusion in the proxy statement for next year’s annual meeting?

Stockholder proposals may be submitted for inclusion in our 2018 annual meeting proxy statement after the 2017 annual meeting, but must be received no later than November 28, 2017. Proposals should be sent via registered, certified, or express mail to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary. See also “Stockholder Proposals for the 2018 Annual Meeting” later in this proxy statement.

What do I need to do to attend the annual meeting?

If you are a holder of record, you should indicate on your proxy card that you plan to attend the meeting by marking the box on the proxy card provided for that purpose.

For the safety and comfort of our stockholders, admission to the annual meeting will be restricted to:

•	Stockholders of record as of the close of business on March 23, 2017 or their duly authorized proxies;
•	Beneficial stockholders whose shares are held by a bank, broker or other nominee, and who present proof of beneficial ownership as of the close of business on March 23, 2017;
•	Representatives of the press or other news media with proper credentials;

•	Financial analysts with proper credentials; and
•	Employees and representatives of Sunstone whose job responsibilities require their presence at the meeting.

Please note that space limitations may make it necessary to limit attendance. Admission to the meeting will be on a first‑come, first‑served basis. No more than two representatives of any corporate or institutional stockholder will be admitted to the meeting.

You may obtain directions to the Hilton San Diego Bayfront hotel in the Investor Relations section of our website at www.sunstonehotels.com or by calling us at 949‑382‑3036.

If you attend the meeting, you may be asked to present valid government‑issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted, and attendees may be subject to security inspections or other security precautions.

PROPOSALS

Proposal 1: Election of Directors

Board of Directors.  The business and affairs of Sunstone are managed under the direction of our Board of Directors. Our Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of Sunstone, rather than for day‑to‑day operating details. Our Board of Directors currently consists of nine directors. Assuming each of the nominees listed below are elected at the 2017 annual meeting of stockholders, our Board of Directors will consist of eight directors and the size of the board will be reduced to eight members immediately following the election to eliminate any vacancy.

The proxy holders named on the proxy card intend to vote for the election of the eight nominees listed below. The Nominating and Corporate Governance Committee selected these nominees, which selection was ratified by the Board of Directors. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if your shares are held through a bank or broker and you are authorizing a proxy to vote by telephone or the internet, follow the instructions provided when you access the telephone or internet proxy facilities.

If at the time of the meeting one or more of the nominees have become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. If one or more nominees have become unable to serve, the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified. Each of the nominees has consented to act as a director if duly elected and qualified and the Nominating and Corporate Governance Committee knows of no reason why any of the nominees will be unable to serve.

Directors elected at the annual meeting will hold office until the next annual meeting and until their successors have been elected and qualified. For each nominee, there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of February 17, 2017. Each of the nominees is currently a director of the Company.

Nominees for Election as Directors.

John V. Arabia Age: 47 Director

Mr. Arabia is our President and Chief Executive Officer, or CEO, and a director. On February 14, 2011, we announced that we hired Mr. Arabia as Executive Vice President of Corporate Strategy and Chief Financial Officer, and on April 4, 2011 his employment began. On February 15, 2013, he was promoted to President, on February 19, 2014, he was appointed to serve as a member of our Board of Directors, and on January 17, 2015 he was promoted to President and Chief Executive Officer. Prior to joining Sunstone, Mr. Arabia served as Managing Director of Green Street Advisors’ (“Green Street”) real estate research team. Mr. Arabia joined Green Street in 1997 and created and managed the firm’s lodging research platform. Prior to joining Green Street, Mr. Arabia was a Consulting Manager at EY Kenneth Leventhal in the firm’s west coast lodging consulting practice. Mr. Arabia also serves on the Board of Directors of Education Realty Trust, Inc. (NYSE:EDR), a publicly traded real estate investment trust, or REIT, and one of America’s largest owners, developers and managers of collegiate housing. Mr. Arabia serves as chair of the nominating and corporate governance committee and as a member of the investment and oversight committee of the Board of Directors of EDR. He also serves as a director of the American Hotel & Lodging Association. Mr. Arabia, who earned a CPA certificate from the state of Illinois, holds an M.B.A. degree in Real Estate/Accounting from The University of Southern California and a B.S. degree in Hotel Administration from Cornell University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Arabia should serve as a director: his professional background and experience, extensive education, previously held senior‑executive level positions, other public company board experience, and his extensive finance and real estate investment experience.

W. Blake Baird Age: 56 Director

Mr. Baird has served as a director since April 28, 2016. Mr. Baird co‑founded Terreno Realty Corporation (NYSE: TRNO), and has served as chairman of its board of directors and its Chief Executive Officer since February 2010. Terreno

Realty Corporation acquires, owns and operates industrial real estate in six major coastal U.S. markets. Mr. Baird was managing partner and co‑founder of Terreno Capital Partners LLC, a private real estate investment firm, from September 2007 to February 2010. Mr. Baird served as President of AMB Property Corporation (NYSE:AMB) from January 2000 to December 2006. AMB, now Prologis, Inc. (NYSE: PLD), is a leading global developer, owner and operator of industrial real estate. Mr. Baird also served as a director of AMB from 2001 to 2006 and chairman of its investment committee. Mr. Baird joined AMB as its Chief Investment Officer in 1999. Prior to that, Mr. Baird was a managing director of Morgan Stanley & Co., most recently as head of Real Estate Investment Banking for the Western United States. Mr. Baird spent 15 years at Morgan Stanley and Dean Witter, the last 11 focusing on real estate. Mr. Baird currently serves as a director of Matson, Inc. (NYSE:MATX), a Honolulu‑headquartered ocean transportation and logistics company.

Mr. Baird is a former member of the Young Presidents’ Organization and a former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Baird holds a B.S. degree in Economics from the Wharton School (magna cum laude) and a B.A. degree in History from the College of Arts and Sciences (magna cum laude) at the University of Pennsylvania. He also holds an M.B.A. degree from New York University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Baird should serve as a director: his professional background and experience, education, previously held and current senior‑executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Andrew Batinovich Age: 58 Director

Mr. Batinovich has served as a director since November 7, 2011. Mr. Batinovich currently serves as President and Chief Executive Officer of Glenborough, LLC, a privately held full service real estate investment and management company focused on the acquisition, management and leasing of institutional quality commercial properties. In 2010, Mr. Batinovich led a private investor group in acquiring Glenborough, LLC and related real estate assets that were originally part of Glenborough Realty Trust, a NYSE‑listed REIT, which was sold to affiliates of Morgan Stanley in 2006. From December 2006 to October 2010, Mr. Batinovich served as President and Chief Executive Officer of Glenborough, LLC, a company formed by an affiliate of Morgan Stanley to acquire Glenborough Realty Trust. In 1996, Mr. Batinovich co‑founded Glenborough Realty Trust and was President and Chief Executive Officer and a director at the time of the sale in 2006. Mr. Batinovich was appointed President of Glenborough Realty Trust in 1997 and Chief Executive Officer in 2003. He also served as Chief Operating Officer and Chief Financial Officer during his tenure at Glenborough Realty Trust.

Prior to founding Glenborough Realty Trust, Mr. Batinovich served as Chief Operating Officer and Chief Financial Officer of Glenborough Corporation until 1996 when it was merged into Glenborough Realty Trust. Glenborough Corporation was a private real estate investment and management company that completed a number of private placements of office, industrial, residential and hotel properties. Prior to joining Glenborough Corporation in 1983, Mr. Batinovich was an officer of Security Pacific National Bank. In August 2013, an affiliate of Glenborough, LLC became the advisor to Strategic Realty Trust, a non‑traded Securities and Exchange Commission registered REIT that owns a portfolio of shopping centers, and Mr. Batinovich was appointed Chief Executive Officer and a director. He also serves as a director of RAIT Financial Trust (NYSE: RAS) and as a trustee of the American University of Paris. Mr. Batinovich has a B.A. degree in International Business Administration from the American University of Paris.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Batinovich should serve as a director: his professional background and experience, education, previously held senior‑executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Z. Jamie Behar Age: 59 Director

Ms. Behar has served as a director since October 26, 2004. Ms. Behar also serves on the Board of Directors of Gramercy Property Trust (“GPT”), a publicly‑traded real estate company that specializes in acquiring and managing single‑tenant, net‑leased industrial and office properties located in the U.S. and Europe, where she also serves as a member of the Board’s Audit and Investment Committees. From October 2005 through December 31, 2015, Ms. Behar was Managing Director, Real Estate & Alternative Investments, for GM Investment Management Corporation, or GMIMCo. She managed GMIMCo’s clients’ real estate investment portfolios, including both private market and publicly traded security investments, as well as their alternative investment portfolios, totaling approximately $12 billion at peak portfolio value. She was a member of GMIMCo’s Board of Directors, the Investment Management Committee, the Private Equity Investment Approval Committee and the Risk Management Committee. Until September 12, 2013, Ms. Behar served as a member of the Board of Directors of Desarrolladora Homex S.A. de C.V., a publicly listed home development company located in Mexico, and also served on the Board’s Audit Committee. Ms. Behar was on the Board of Directors of the Pension Real Estate Association (PREA) from March 2008 through March 2014, having held the position of Board Chair from March 2010 to March 2011, and was a member of the Real Estate Investment Advisory Council of the National Association of Real Estate Investment Trusts (NAREIT) from its inception through 2015. Ms. Behar holds a Bachelor’s of Science in Economics (B.S.E) from The Wharton School, University of Pennsylvania, a Master’s in Business Administration (M.B.A) from Columbia University Graduate School of Business, and the Chartered Financial Analyst (CFA) designation.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Ms. Behar should serve as a director: her professional background and experience, extensive education, previously held senior‑executive level positions, other company board experience, prior Company board experience, domestic and international real estate knowledge, and her extensive experience in investments in hotels and real estate in general.

Thomas A. Lewis, Jr. Age: 64 Director

Mr. Lewis has served as a director since May 2, 2006. Until May 2014, Mr. Lewis served as the Vice Chairman of the Board of Directors of Realty Income Corporation, a NYSE‑listed REIT, and had served as a member of the Board of Directors of Realty Income Corporation since September 1993. Mr. Lewis joined Realty Income Corporation in 1987 and served as Chief Executive Officer from 1997 until September 3, 2013. In 2000 and 2001, he also held the position of President. Prior to joining Realty Income Corporation, he was an executive with Johnstown Capital, a real estate investment company (1982 to 1987), an investment specialist with Sutro & Co., Inc. (1979 to 1982), and in marketing with Procter & Gamble (1974 to 1979). Mr. Lewis has more than 20 years of experience directing public and private capital market transactions. Mr. Lewis holds a B.A. degree in Business Administration from Chaminade University of Hawaii.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Lewis should serve as a director: his professional background and experience, education, previously held senior‑executive level positions, other public company board experience, prior Company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Murray J. McCabe Age: 49 Director

Mr. McCabe has served as a director since April 28, 2016. Mr. McCabe is currently a Managing Partner at Blum Capital Partners, L.P. and its affiliate Montgomery Street Partners, L.P., both investment firms, where he serves as a member of the Management Committees. His responsibilities include overseeing and managing real estate-related investment initiatives for Montgomery Street Partners, L.P., focusing on opportunistic equity investments.  Prior to joining Blum Capital, Mr. McCabe worked at JPMorgan Chase & Co. from 1992 through August 2012. During his 20-year tenure at JPMorgan, Mr. McCabe held several positions in the Investment Banking Division, including Managing Director and Global Head of Real Estate and Lodging Investment Banking.  In addition, Mr. McCabe served as a member of JPMorgan’s Mergers and Acquisitions Fairness Opinion Committee from 2001 to 2002, the Investment Banking Coverage Management Committee from 2010 through his departure in August 2012, and on the board of JPMorgan Real Estate Advisors during the same period.

Mr. McCabe is a member of the advisory board for the Fisher Center for Real Estate and Urban Economics at the University of California at Berkeley, and is also an executive council member of the Real Estate Finance and Investment Center and serves on the REIT Investment Funds advisory board for the McCombs School of Business at the University of Texas, Austin. He serves as a director of RREEF Property Trust, Inc., Columbia Property Trust (NYSE:CXP), and RREEF America REIT II Inc. Mr. McCabe holds a B.A. in Finance from the University of Texas at Austin.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. McCabe should serve as a director: his professional background and experience, education, previously held and current senior‑executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Douglas M. Pasquale Age: 62 Non‑Executive Chairman

Mr. Pasquale has served as our Non‑Executive Chairman since May 1, 2015, and as a director since November 7, 2011. Mr. Pasquale is Founder & CEO of Capstone Enterprises Corporation, an investment and consulting firm, since January 1, 2012. With the acquisition of Nationwide Health Properties, Inc. (NYSE: NHP) by Ventas, Inc. (NYSE: VTR) on July 1, 2011, Mr. Pasquale served as Senior Advisor to Ventas’s Chairman and CEO from July 1, 2011 to December 31, 2011. He was also appointed to the Ventas Board of Directors on July 1, 2011 and continues to serve on that Board. Prior to Nationwide Health Properties’ acquisition, Mr. Pasquale served as Chairman of the Board of NHP from May 2009 to July

2011, as President and Chief Executive Officer of NHP from April 2004 to July 2011, and as Executive Vice President and Chief Operating Officer of NHP from November 2003 to April 2004. Mr. Pasquale was a director of NHP from November 2003 to July 2011. Mr. Pasquale previously served in various roles (most recently Chairman and Chief Executive Officer) at ARV Assisted Living, Inc., an owner and operator of assisted living facilities, from June 1998 to September 2003 and concurrently served as President and Chief Executive Officer of Atria Senior Living Group, Inc. from April 2003 to September 2003. Mr. Pasquale also served as President and Chief Executive Officer of Richfield Hospitality Services, Inc. and Regal Hotels International—North America, a hotel ownership and management company, from 1996 to 1998, and as its Chief Financial Officer from 1994 to 1996. In addition to serving on the Ventas Board of Directors, Mr. Pasquale serves as a director of: Alexander and Baldwin, Inc. (NYSE:ALEX), a Honolulu‑headquartered real estate, materials & road paving and agribusiness company, for which he serves as chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee; Terreno Realty Corporation (NYSE: TRNO), an industrial REIT with a focus in six coastal U.S. markets, for which he serves as lead independent director and a member of the Audit, Compensation and Nominating and Corporate Governance committees; and DineEquity, Inc. (NYSE: DIN), which franchises Applebee’s and IHOP restaurants, for which he serves as a member of the Audit Committee. He is also Chairman of the Board of Trustees of ExplorOcean and a Director of Discovery Science Center/Discovery Cube/Ocean Quest. Mr. Pasquale is a successful leader in the real estate industry with extensive experience and strong skills in management, mergers and acquisitions and strategic planning. Mr. Pasquale received his B.S. degree in Accounting and his M.B.A. degree with highest honors from the University of Colorado.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Pasquale should serve as a director: his professional background and experience, extensive education, previously held senior‑executive level positions, other public company board experience, his extensive background and experience with REITs and his background and experience in real estate and finance transactions.

Keith P. Russell Age: 71 Director

Mr. Russell has served as a director since October 26, 2004. Since June 2001, Mr. Russell has been President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals. Mr. Russell is retired as the Chairman of Mellon West and the Vice Chairman of Mellon Financial Corporation, in which capacities he served from May 1996 until March 2001. From September 1991 through April 1996, Mr. Russell served in various positions at Mellon, including Vice Chairman and Chief Risk Officer of Mellon Bank Corporation and Chairman of Mellon Bank Corporation’s Credit Policy Committee. From 1983 to 1991, Mr. Russell served as President and Chief Operating Officer, and a director, of Glenfed/Glendale Federal Bank. Mr. Russell also serves on the Board of Directors of Hawaiian Electric Industries (NYSE:HE), where he serves as a member of the audit committee, and serves on the Board of Directors of American Savings’ Bank, a subsidiary of Hawaiian Electric Industries, where he serves as chair of the risk committee and a member of the audit committee. Mr. Russell also serves as a member of the Board of Directors of KBS Growth & Income REIT, Inc. where he serves as the chair of the audit committee and as a member of the conflicts committee. From 2002 to 2011, Mr. Russell was a director of Nationwide Health Properties, Inc. (for which he also served as chair of the audit committee and a member of the nominating and governance committee). Mr. Russell has been a panelist at various conferences and seminars, addressing topics such as corporate governance and audit committee role. Mr. Russell holds a B.A. degree in Economics from the University of Washington and an M.A. degree in Economics from Northwestern University.

The following experience, qualifications, attributes and/or skills led our Board of Directors to conclude that Mr. Russell should serve as a director: his professional background and experience, extensive education, previously held senior‑executive level positions, other public company board experience, prior Company board experience, his extensive experience in corporate risk, accounting and finance and general investment experience.

Voting recommendation. Directors will be elected by a majority of the votes cast. Any shares not voted, whether by abstention, “broker non‑vote” or otherwise, will have no impact on the vote.

Our Corporate Governance Guidelines and Bylaws provide a majority voting standard in uncontested director elections.  A director nominee will be elected to the Board only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “withheld” with respect to such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or withheld in such election). If an incumbent nominee for director fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee, and, ultimately, the Board.

In the event any incumbent nominee for director does not receive the requisite majority vote, our Corporate Governance Guidelines and Bylaws provide that our Nominating and Corporate Governance Committee will evaluate the circumstances of the failed election, and will make a recommendation regarding how to act upon the tendered resignation to the full Board, taking into consideration the best interests of the Company and its stockholders. After considering the recommendation of the Nominating and Corporate Governance Committee, the full Board will then act upon the resignation, and will publicly disclose its decision regarding the tendered resignation and its rationale within 90 days of the certification of the election results. If the Board accepts the resignation, the nominee will no longer serve on the Board. If the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal.  Notwithstanding the foregoing, the Board shall be required to accept any resignation tendered by a nominee who is already serving as a director if such nominee shall have received more votes “against” or “withheld” than “for” his or her election at each of two consecutive annual meetings of stockholders for the election of directors at which a quorum was present and the number of director nominees equaled the number of directors to be elected at each such annual meeting of stockholders.

The Board of Directors recommends that our stockholders vote FOR each of the nominees.

Proposal 2: Ratification of the Audit Committee’s Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered public accounting firm for the year ending December 31, 2017. Ernst & Young LLP has audited the financial statements for us since our initial public offering on October 26, 2004.

Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

In selecting Ernst & Young LLP as the Company’s independent registered accounting firm, the Audit Committee considered many factors, including the quality of its ongoing discussions with Ernst & Young LLP’s representatives, the experience and professional qualifications of Ernst & Young LLP, and Ernst & Young LLP’s programs and processes for maintaining its independence. Furthermore, in accordance with SEC rules and Ernst & Young LLP’s policies, lead engagement partners are subject to rotation requirements to limit the number of consecutive years the lead partner may provide services. For lead audit partners, the maximum number of consecutive years of service in that capacity is five years. We select the Company’s lead audit partner pursuant to this rotation policy following meetings between the Chairman of the Audit Committee and candidates for that role, as well as discussions by the full Audit Committee, members of the Board of Directors and management.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

You can find more information about our relationship with Ernst & Young LLP on page 56 of this proxy statement.

Voting recommendation. Ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. Any shares not voted, whether by abstention, “broker non‑vote” or otherwise, have no impact on the vote.

The Board of Directors recommends that our stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

Proposal 3: Advisory Vote (Non‑Binding) on Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as enacted as part of the Dodd‑Frank Wall Street Reform and Consumer Protection Act in July 2010, or the Dodd‑Frank Act, requires us to submit to our stockholders a non‑binding advisory vote to approve the compensation of the NEOs listed in the Summary Compensation Table of this proxy statement, commonly referred to as a “say‑on‑pay” vote.

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2017 annual meeting:

“Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s 2017 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

As described more fully in the “Compensation Discussion and Analysis” beginning on page 26 of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives through competitive compensation arrangements that, within appropriate risk parameters, provide strong financial incentives for the executive officers, including the NEOs, to maximize stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards and equity incentive awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of our NEOS’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives. Highlights of the Company’s executive compensation program include the following:

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We pay for performance. Our executive compensation program is weighed towards variable, rather than fixed, compensation. Specifically, the variable portion of our executive compensation program is designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns.

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Executives are aligned with stockholders. A substantial portion of the NEOs’ compensation is linked to the Company’s absolute and relative total stockholder return measured over one, three and five-year periods.

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We require our CEO to have a meaningful ownership interest in the Company. Our stock ownership policy requires that within four years of joining the Company or being promoted to the CEO position, the CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary. Our Compensation Committee believes that requiring the CEO to maintain a meaningful ownership interest in the Company aligns the interests of the CEO with those of our stockholders.

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We solicit independent compensation advice. Our Compensation Committee retains an independent compensation consultant, for purposes of advising and consulting with respect to the compensation of our NEOs.

The Compensation Committee and the Board believe that these policies are effective at incentivizing the achievement of the Company’s strong financial performance.

At the 2017 annual meeting, stockholders are being asked to indicate how frequently they believe we should seek an advisory vote on the compensation of our NEOs (the “Frequency Proposal”). As our Board of Directors has recommended that our stockholders vote for a frequency of one year, we currently expect our next vote on a say-on-pay proposal (after the vote on this Proposal 3) will be held at our annual meeting in 2018, although our Board of Directors may decide to modify this practice, particularly in light of the results of the Frequency Proposal.

Voting recommendation. The affirmative vote of a majority of the votes cast will be required to approve, on a non‑binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors or the Compensation Committee. Although the vote is non‑binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends that our stockholders vote FOR the approval (on a non-binding, advisory basis) of the compensation of the NEOs as disclosed in this proxy statement.

Proposal 4: Advisory Vote (Non‑Binding) on the Frequency of Holding an Advisory Vote on Executive Compensation

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek an advisory vote on the compensation of our NEOs. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would like to have an opportunity to provide an advisory approval of our executive compensation program. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining. The Board recommends that future say-on-pay votes occur every one year until the next frequency vote. Stockholders are not being asked to approve or disapprove the Board of Director’s recommendation, but rather to indicate their choice among those say-on-pay frequency options.

Voting recommendation. In order for any of the three alternative frequencies to be approved, it must receive a majority of the votes cast on this proposal. Because there are four choices, it is possible that none of the alternative frequencies will receive a majority of the votes cast. However, stockholders will still be able to communicate their preference with respect to frequency of say-on-pay proposals by choosing from these alternatives. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

This proposal is a non-binding, advisory vote, and therefore will not have any binding legal effect on the Company or our Board of Directors. However, our Board of Directors will consider the results of the vote on this proposal in its decision regarding the frequency with which the Company submits say-on-pay proposals in the future.

The Board of Directors recommends that our stockholders vote to hold a say-on-pay vote every ONE year.

COMPANY INFORMATION

Corporate Governance

In light of applicable legal requirements, such as the Sarbanes‑Oxley Act of 2002 and related rules promulgated by both the NYSE and the SEC, we provide the following discussion to inform you of our efforts to assure that we employ best practices in our corporate governance. A copy of our Corporate Governance Guidelines is available in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a printed copy of the Corporate Governance Guidelines will be provided without charge upon request to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary.

We have also established conflict of interest and other policies to serve the long‑term interests of our stockholders and further align the interests of our directors and management with our stockholders.

Conflict of Interest Policy

We have adopted a policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which requires, among other things, that directors, officers and employees act with integrity. The Code of Business Conduct and Ethics also prohibits our directors, officers and employees from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless we have already been offered the opportunity and turned it down, in which case our Nominating and Corporate Governance Committee must in any event approve the director, officer or employee interest therein. More generally, our directors, officers and employees are prohibited from using corporate property, information or position for personal gain. The Code of Business Conduct and Ethics is posted in the Investor Relations section of our website at www.sunstonehotels.com. In addition, a copy of the Code of Business Conduct and Ethics will be provided without charge upon request to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary.

Pledging and Hedging Policies

We have established pledging and hedging policies applicable to our directors, officers and other employees (collectively referred to in this section only as “insiders” and individually as an “insider”).

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without the insider’s consent by the broker if the insider fails to meet a margin call or by the lender in foreclosure if the insider defaults on the loan. Because a margin or foreclosure sale may occur at a time when the insider is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where the insider wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If the insider wishes to pledge Company securities as collateral for a loan, the insider must submit a request for approval to the Chief Financial Officer at least one month prior to the proposed execution of documents evidencing the proposed pledge.

Hedging Transactions.  Certain forms of hedging or monetization transactions, such as zero‑cost collars and forward sale contracts, involve the establishment of a short position in the Company’s securities and limit or eliminate an insider’s ability to profit from an increase in the value of the Company’s securities. Such transactions are complex and involve many aspects of the federal securities laws, including filing and disclosure requirements. Therefore, the Company requires insiders that wish to enter into such an arrangement to first pre‑clear the proposed transaction. Any request for pre‑clearance must be submitted to the Chief Financial Officer at least one month prior to the proposed execution of documents evidencing the proposed transaction.

Sustainability Practices

All of our hotels currently participate in some form of a sustainability program, and we are committed to expand these programs over the next several years. Currently, our sustainability programs cover such areas as energy conservation, water conservation, waste reduction and recycling. Sunstone’s comprehensive energy‑efficiency program is aimed not only at making our hotels more energy efficient and environmentally‑friendly, but also at enhancing the profitability of our hotels. Our energy‑efficiency program includes, but is not limited to, retro‑fitting incandescent lighting systems with new LED fixtures, guestroom “smart” thermostats that adjust room conditions based on whether the room is occupied or not, central plant efficiency upgrades, laundry outsourcing, low‑flow toilet systems and energy co‑generation facilities.

We continue to seek new sustainability innovations to implement across our portfolio. While the lodging industry’s sustainability efforts are at an early stage, the various hotel brands are aligned with us in their desire to advance sustainability programs. Together we are committed to improving energy efficiency, and the environmental impact of our hotels.

Independence of Directors and Committees

The Board of Directors has determined that a majority of the current Board of Directors is independent as defined under the NYSE’s rules and that a majority of the Board of Directors will be independent if the slate of directors up for election in Proposal 1 of this proxy statement are elected. Directors who serve on the Compensation Committee and the Nominating and Corporate Governance Committee are also subject to these independence requirements. Directors who serve on the Audit Committee are subject to these and additional independence requirements.

To be considered independent under the NYSE’s rules, the Board of Directors must determine that a director does not have a material relationship with Sunstone and/or its consolidated subsidiaries (either directly or as a partner, stockholder, or officer of an organization that has a relationship with any of those entities).

The Board of Directors undertook a review of the independence of the directors nominated for election at the upcoming annual meeting. During this review, the Board of Directors considered the transactions and relationships between each director or any member of his or her immediate family and Sunstone and its subsidiaries and affiliates as reported under “Certain Relationships and Related Party Transactions” below. The Board of Directors also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that such director is independent.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Baird, Batinovich, Lewis, McCabe, Pasquale and Russell and Ms. Behar are independent of Sunstone and its management under the independence standards of the NYSE.

The Board of Directors Leadership Structure

From May 1, 2015 to present, Mr. Pasquale has served as our Non‑Executive Chairman. From January 17, 2015 to present, Mr. Arabia has served as President, Chief Executive Officer and a director. Assuming that the nominees listed in Proposal 1 are elected as directors at the 2017 annual meeting, we expect Mr. Pasquale will continue to serve as our Non‑Executive Chairman and Mr. Arabia as our President and Chief Executive Officer and a director.

Since October 26, 2004, the roles of chairman and chief executive officer have been held separately. Though the Board of Directors does not have a formal policy as to whether the chairman should be an independent director, an affiliated director or a member of management, in the event the chairman is or becomes an affiliated director or a member of Company management, or if the independent directors were to determine that it is in the best interests of the Company, the independent directors will appoint from among themselves an independent co‑chairman or lead independent director (consistent with our bylaws and our corporate governance guidelines).

The role of the Non‑Executive Chairman is to coordinate the activities of the independent directors, coordinate with the Chief Executive Officer and corporate secretary to set the agenda for Board of Directors’ meetings, chair executive sessions of the independent directors, provide leadership to the Board of Directors and uphold high corporate governance and ethical standards, communicate effectively with management on a regular basis, provide support and advice to the Chief Executive Officer, facilitate communication between and among the independent directors and management, take a lead role in the Board of Director’s self‑assessment and evaluation processes, and perform the other duties either specified in the corporate governance guidelines or assigned from time to time by the Board of Directors.

Furthermore, our Board of Directors currently has eight independent members and one non‑independent member, Mr. Arabia. Assuming that the nominees listed in Proposal 1 are elected as directors at the 2017 annual meeting, our Board of Directors will have seven independent members and one non‑independent member. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We currently have three board committees comprised solely of independent directors.

Our Board of Directors believes its leadership structure is appropriate because it effectively allocates authority, responsibility and oversight between management and the independent members of our Board of Directors. It accomplishes this by giving primary responsibility for the operational leadership and strategic direction of the Company to our Chief Executive Officer, while enabling our Non‑Executive Chairman to facilitate our Board of Directors’ independent oversight of management, promote communication between management and our Board, and support our Board’s consideration of key governance matters.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board of Directors. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers the Company’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day‑to‑day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that the Board of Directors leadership structure supports this approach.

Our Compensation Committee oversees risk management as it relates to our compensation plans, policies and procedures and has met with management to review whether our compensation programs may create incentives to our employees to take excessive or inappropriate risks that could have a material adverse effect on the Company. We believe that features of our programs, including the mix of long‑ and short‑term incentives and equity grants, as well as our internal financial and legal controls, appropriately mitigate the risk of an employee taking action that harms the Company for short‑term compensation benefits for the employee.

Director Attendance at Meetings

Each of our directors is expected to attend each annual meeting of stockholders and all meetings of the Board of Directors. The Board of Directors held five meetings and acted by written consent on five occasions in 2016. During that period, all directors attended at least 75% of the aggregate of the meetings of the Board of Directors and all committees of the Board of Directors on which they served during the periods in which they served. In addition, all of our directors attended our annual meeting of stockholders in 2016.

Stockholder Communication with the Board of Directors and Non‑Employee Directors

Stockholders may communicate any matters they wish to raise with the directors by writing to the Board of Directors, Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary. Stockholders should provide proof of stock ownership with their correspondence. All communications from verified stockholders will be received and processed by the Secretary and then directed to the appropriate member(s) of the Board of Directors.

In addition, any interested party who wishes to communicate directly with our non‑employee directors may contact our Non‑Executive Chairman at the mailing address of the Company’s executive offices at 120 Vantis, Suite 350, Aliso Viejo, California 92656. All communications will be received and processed on a confidential basis by the Secretary and then directed to the appropriate non‑employee director(s).

Committees of the Board of Directors

Our Board of Directors complements its oversight responsibilities through the following three standing committees, each of which is briefly described below: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each of our committees has a charter, current copies of which may be viewed in the Investor Relations section of our website at www.sunstonehotels.com. In addition, printed copies of our committee charters will be provided without charge upon request to Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, Attention: Secretary.

Compensation Committee.  The Compensation Committee determines compensation and benefits for all executive officers, oversees our equity compensation plans and assists in the establishment of compensation policies applicable to employees generally. The members of the Compensation Committee are independent directors as required by the listing standards and rules of the NYSE, are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”), and the applicable rules of the SEC, and are “non‑employee directors” for the purposes of Rule 16b‑3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The current members of our Compensation Committee are:

•	Andrew Batinovich, who serves as the chair;
•	Thomas A. Lewis, Jr.;
•	Murray J. McCabe; and
•	Douglas M. Pasquale.

The Compensation Committee held four meetings during 2016.

Audit Committee.  Our Board of Directors has adopted an Audit Committee charter, which defines the Audit Committee’s purposes to include oversight of:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the independent auditors’ qualifications and independence;
•	the performance of the independent auditors and our internal audit function; and
•	preparation of an audit committee report as required by the SEC for inclusion in our annual proxy statement.

All of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE. At least one member is an audit committee financial expert as that term is defined by applicable rules of the SEC, and at least one member possesses accounting and financial management expertise within the meaning of the listing standards and rules of the NYSE. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the rules of both the NYSE and the SEC.

The current members of our Audit Committee are:

•	Andrew Batinovich;
•	Z. Jamie Behar;
•	Keith M. Locker; and
•	Keith P. Russell, who serves as the chair.

The Audit Committee held four meetings during 2016.

The Board of Directors has determined that each of Andrew Batinovich, Z. Jamie Behar, Keith M. Locker and Keith P. Russell is qualified as an audit committee financial expert within the meaning of SEC regulations. In making this determination, the Board of Directors considered the following qualifications: (a) understanding of generally accepted accounting principles, or GAAP; (b) ability to apply GAAP to accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the issues likely to be raised by our financial statements, or experience actively supervising persons engaged in these activities; (d) understanding of internal control over financial reporting; and (e) understanding of audit committee functions.

Nominating and Corporate Governance Committee.  The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility to select and to recommend to the Board of Directors, nominees for election at any annual meeting, or any special meeting of stockholders, and any person to be considered to fill a vacancy or a newly created directorship that is the result of any increase in the authorized number of directors. The Nominating and Corporate Governance Committee is also responsible for nominating board committee members, reviewing our corporate governance guidelines, assisting with the annual evaluation of the Board of Directors and approving certain transactions involving a conflict of interest. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards of the NYSE.

In connection with its annual process for identifying directors to nominate or renominate, or to be recommended to the Board of Directors for nomination or renomination, the Nominating and Corporate Governance Committee seeks to determine whether the proposed candidate demonstrates an ability and willingness to:

•	maintain the highest personal and professional ethics, integrity and values;
•	represent the long‑term interests of stockholders;
•	exercise independence of thought, objective perspective and mature judgment;
•	constructively challenge ideas and assumptions;
•	understand our business operations and objectives and provide thoughtful and creative strategic guidance;
•	contribute to the ongoing development and effective functioning of the Board of Directors;
•	dedicate sufficient time, energy and attention to ensure the diligent and thoughtful performance of his or her duties; and
•	demonstrate sincere commitment to our long‑term success and the achievement of its objectives.

Additionally, in reviewing the qualifications of particular candidates, the Nominating and Corporate Governance Committee may choose to recommend individuals who can contribute an important, special or unique skill, expertise or perspective to the Board of Directors. The Nominating and Corporate Governance Committee recommends, among other things, whether the existing Board of Directors contains the appropriate size, structure and composition, whether some or all of the incumbent directors should be recommended to the Board of Directors for re‑nomination, and whether the Board of Directors should be enlarged to include additional directors.

The Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the Board of Directors or senior management. The Nominating and Corporate Governance Committee may also retain a third‑party search firm to identify candidates. The Nominating and Corporate Governance Committee also considers recommendations for nominees that are timely submitted by stockholders and only if such recommendations are delivered in the same manner prescribed by the advance notice provisions contained in Article II, Section 2.11 of our bylaws for stockholder proposals. See “Stockholder Proposals for the 2018 Annual Meeting.” In addition to satisfying the timing, ownership and other requirements specified in Article II, Section 2.11 of the bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend that the committee nominate for election to the Board of Directors all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

The current members of our Nominating and Corporate Governance Committee are:

•	W. Blake Baird;
•	Z. Jamie Behar, who serves as the chair;
•	Douglas M. Pasquale; and
•	Keith P. Russell.

The Nominating and Corporate Governance Committee held four meetings during 2016.

Current Committee Membership.  The table below summarizes the current membership information for the committees of the Board of Directors:

	Compensation	Audit	Nominating and Corporate Governance
Mr. Baird			X
Mr. Batinovich	X*	X
Ms. Behar		X	X*
Mr. Lewis	X
Mr. Locker		X
Mr. McCabe	X
Mr. Pasquale	X		X
Mr. Russell		X*	X

*Chair

The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, periodically reviews and modifies committee appointments.

Executive Sessions of Independent Directors.  Ms. Behar and Messrs. Baird, Batinovich, Lewis, Locker, McCabe, Pasquale and Russell are currently our independent, non‑employee directors. The independent, non‑employee directors held executive sessions at least once each quarter in 2016 and held other meetings relating to corporate governance during the year. Following the 2017 annual meeting, we expect that our non‑employee directors will consist of Ms. Behar and Messrs. Baird, Batinovich, Lewis, McCabe, Pasquale and Russell and that Mr. Pasquale will preside over executive sessions of the non‑employee directors.

STOCK OWNERSHIP

Stock Ownership Requirements

Stock Ownership of our Chief Executive Officer.  The Compensation Committee has established a stock ownership policy for our CEO. The Compensation Committee believes that requiring the CEO to maintain a meaningful ownership interest in the Company aligns the interests of the CEO with those of our stockholders (i.e., the CEO will experience the same downside risk and upside potential as our stockholders experience). The policy provides that, within four years of joining the Company or being promoted to the CEO position, the CEO will own and retain shares of the Company’s common stock having a value equal to at least six times his or her annual base salary rate in effect on the December 31 immediately preceding the applicable January 1 determination date (described below).

Restricted shares of common stock that remain subject to time vesting issued pursuant to the Company’s 2004 Long-Term Incentive Plan, as amended and restated effective May 1, 2014 (“LTIP”), count toward the stock ownership policy. Once the stock ownership requirement is met, periodic market declines in the value of the Company’s common stock will not adversely affect any previous determination by the Board of Directors that the stock ownership requirement had been met. The value of the CEO’s stock holdings on the calculation date (which will be January 1 of each year) will be based on the average closing price on the NYSE of the Company’s common stock for the year ended immediately prior to the applicable January 1 determination date. Mr. Arabia, our CEO, was in compliance with the policy as of January 1, 2017.

Stock Ownership of our Directors. The Nominating and Corporate Governance Committee has implemented stock ownership requirements for Company directors. Under these guidelines, each existing director is required to hold stock valued at no less than three times the amount of the annual cash retainer paid to such director; and, for any new director, compliance with the guidelines is required within three years after being elected to the Board of Directors. To determine compliance with the “stock ownership” guidelines, (a) we include, in addition to shares the individual director owns outright, awarded but unvested restricted shares of Company stock and (b) we calculate the value of each director’s stock holdings based on the average closing price on the NYSE of the Company’s common stock for the year ended immediately prior to the applicable January 1 determination date. As of January 1, 2017, each applicable member of the Company’s Board of Directors met or exceeded the stock ownership requirements. Due to rules implemented by her former employer, all director fees for Ms. Behar (including the value of the annual stock grant and attendance fees) were paid in cash to her employer for her service on the Board of Directors through August 31, 2015. All director fees for her service on the Board of Directors from and after September 1, 2015 have been and will continue to be paid directly to Ms. Behar. Accordingly, Ms. Behar is now subject to the above‑described stock ownership requirements and must achieve compliance by January 1, 2020. Messrs. Baird and McCabe, both of whom joined the Board of Directors in 2016, must achieve compliance by January 1, 2020.

Security Ownership by Directors, Executive Officers and Five Percent Stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of March 15, 2017 with respect to (a) each director and director nominee, (b) each NEO, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of greater than a 5% interest in our common stock. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power. Percentage ownership is based on 220,417,417 shares of common stock outstanding as of March 15, 2017.

Unless otherwise indicated, the address of each person is 120 Vantis, Suite 350, Aliso Viejo, California 92656.

Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
John V. Arabia, NEO and Director (2)	759,970	*
Marc A. Hoffman, NEO (2)	274,252	*
Bryan A. Giglia, NEO (2)	248,259	*
Robert C. Springer, NEO (2)	220,943	*
David M. Klein, NEO (2)	32,365	*
Keith P. Russell, Director	69,491	*
Douglas M. Pasquale, Director	66,853	*
Thomas A. Lewis, Jr., Director	57,963	*
Andrew Batinovich, Director	56,016	*
Keith M. Locker, Director	50,703	*
Z. Jamie Behar, Director	7,488	*
W. Blake Baird, Director	7,468	*
Murray J. McCabe, Director	7,468	*
All directors and executive officers as a group	1,859,239	*
The Vanguard Group (3)	34,753,751	15.77%
Cohen & Steers, Inc. (4)	21,220,349	9.62%
BlackRock, Inc. (5)	18,796,664	8.53%
Vanguard Specialized Funds—Vanguard REIT Index Fund (6)	16,437,910	7.46%
Daiwa Asset Management Co. Ltd. (7)	15,528,875	7.05%
Principal Real Estate Investors, LLC (8)	11,289,126	5.12%

*Represents less than 1% of the number of shares of our common stock and membership units in Sunstone Hotel Partnership, LLC.

(1)Based on total outstanding shares of common stock of 220,417,417.

(2)The number of shares of our common stock listed here includes the unvested shares of restricted stock granted under the 2004 Long-Term Incentive Plan which are subject to forfeiture if the vesting criteria are not satisfied.

(3)Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 14, 2017 by Cohen & Steers, Inc. and certain affiliates. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(5)Derived solely from information contained in the Schedule 13G/A filed with the SEC on January 27, 2017 by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 14, 2017 by Vanguard Specialized Funds—Vanguard REIT Index Fund. The address for Vanguard Specialized Funds—Vanguard REIT Index Fund is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)Derived solely from information contained in the Schedule 13G/A filed with the SEC on February 7, 2017 by Daiwa Asset Management Co. Ltd. The address for Daiwa Asset Management Co. Ltd. is GranTokyo North Tower, 9‑1 Marunouchi 1‑chome, Chiyoda‑ku, Tokyo, Japan 100‑6753.

(8)Derived solely from information contained in the Schedule 13G filed with the SEC on February 15, 2017 by Principal Real Estate Investors, LLC. The address for Principal Real Estate Investors, LLC is 801 Grand Avenue, Des Moines, Iowa 50392.

OUR EXECUTIVE OFFICERS

The following sets forth biographical information regarding our Executive Officers for the year ended December 31, 2016, other than Mr. Arabia, whose biographical information is set forth above under "Proposal 1: Election of Directors."

Bryan A. Giglia, 40, is our Executive Vice President—Chief Financial Officer. Prior to his appointment to Chief Financial Officer in February 2013, Mr. Giglia served as Senior Vice President—Corporate Finance since March 1, 2010 and oversaw capital market transactions, corporate financial planning and analysis, and investor relations. Mr. Giglia joined the Company in March 2004 as a financial analyst, serving in the capacity of Director of Finance from October 2005 through February 2007. From March 2007 to February 2010, he served as Vice President—Corporate Finance. From August 1998 to August 2002, he served in a variety of accounting positions for Hilton Hotel Corporation. From August 2002 until joining the Company in March 2004, Mr. Giglia attended the Marshall School of Business at the University of Southern California, where he earned an M.B.A. degree. Mr. Giglia earned his B.S. degree in Business Administration from the University of Arizona.

Marc A. Hoffman, 59, is our Executive Vice President—Chief Operating Officer. Mr. Hoffman joined us in June 2006 as Vice President—Asset Management, and was appointed Senior Vice President—Asset Management in January 2007 and Executive Vice President and Chief Operating Officer on February 18, 2010. For the twenty-seven years prior to joining Sunstone, Mr. Hoffman served in various positions at Marriott International, Inc., including General Manager of The Vail Marriott, General Manager of Marriott's Harbor Beach Resort and Spa, Marriott Market Manager for Fort Lauderdale, General Manager of The Ritz-Carlton Palm Beach (where under Mr. Hoffman's leadership, the hotel obtained the Mobil 5 Star Award), and most recently as Vice President and Managing Director of Grande Lakes Orlando, which included the 1,000-room JW Marriott, the 584- room Ritz-Carlton Resort and Spa and The Ritz-Carlton Golf Club. Mr. Hoffman holds an A.O.S. degree from The Culinary Institute of America and a B.A. degree from Florida International University.

Robert C. Springer, 39, is our Executive Vice President—Chief Investment Officer. Mr. Springer joined us in May 2011 as Senior Vice President—Acquisitions. On February 15, 2013, he was promoted to Senior Vice President—Chief Investment Officer. Prior to joining Sunstone, Mr. Springer served as a Vice President in the Merchant Banking Division of Goldman, Sachs & Co. ("Goldman") and in the firm's principal lodging investing activity, which investments were primarily placed through the Whitehall Street Real Estate series of private equity funds, as well as the Goldman Sachs Real Estate Mezzanine Partners fund. Mr. Springer's involvement with these funds included all aspects of hotel equity and debt investing, as well as asset management of numerous lodging portfolios. Mr. Springer joined Goldman in February 2006. Prior to joining Goldman, Mr. Springer worked in both the feasibility and acquisitions groups at Host Hotels & Resorts from 2004 to 2006 and was integral to the closing of several large lodging deals. Mr. Springer started his career with PricewaterhouseCoopers, LLP in the Hospitality Consulting Group from 1999 to 2004. Mr. Springer holds a B.S. degree in Hotel Administration from Cornell University.

David M. Klein, 48, is our Senior Vice President and General Counsel. In April 2016, we announced that we hired Mr. Klein in this capacity and his employment began on July 1, 2016. Prior to joining Sunstone, Mr. Klein was a Partner in the Hospitality & Leisure group of Dentons, LLP, the world’s largest law firm, where his practice focused solely on the hospitality and leisure industry.  Prior to joining Dentons, Mr. Klein held the position of co-founding Principal, Chief Administrative Officer and General Counsel of NYLO Hotels and Advaya Hospitality.  At NYLO, Mr. Klein spearheaded the company’s joint venture capitalization with Lehman Brothers, as well as multiple debt facilities for all company-owned hotel properties.  He also led the structuring of the joint venture capitalization of Advaya with Auromatrix, a large private Indian conglomerate based in Chennai, India.  Additionally, he oversaw all corporate and legal matters related to both companies’ ongoing franchise, management, development, financing and corporate affairs.  Prior to his roles with NYLO and Advaya, Mr. Klein was a partner in the Hospitality & Leisure group of Squire Sanders (Squire Patton Boggs).  Mr. Klein received his J.D. degree from the Sandra Day O’Connor College of Law at Arizona State University and his B.A. degree from the University of California at Los Angeles.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview. This Compensation Discussion and Analysis explains our compensation philosophy and policies that applied in 2016 to our executive officers, specifically our NEOs listed in the Summary Compensation Table below. It explains the structure and rationale associated with each material element of the compensation program for the NEOs, describes the actual compensation paid to our NEOs for 2016, and provides important context for the more detailed disclosure relating to our NEOs in the compensation tables following this Compensation Discussion and Analysis.

Mr. Arabia currently serves as our President and Chief Executive Officer and is a member of our Board of Directors. In accordance with the rules of the SEC, each of Messrs. Arabia, Giglia, Hoffman, Springer and Klein are NEOs for 2016. On July 1, 2016, Mr. Klein's employment commenced with the Company and he was appointed Senior Vice President and General Counsel.

This Compensation Discussion and Analysis contains statements regarding Company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

The Board of Directors and our management team considers it our responsibility to structure our compensation program in a way that is highly aligned with the interests of our stockholders. Although the advisory stockholder vote on executive compensation is non‑binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when making future compensation decisions for NEOs. At our 2016 annual meeting, approximately 99.4% of votes cast were in favor of our “say-on-pay” proposal.  Though the members of the Compensation Committee believe that the stockholder vote on our 2016 “say‑on‑pay” proposal endorses the Company’s compensation program, the Compensation Committee endeavors to continuously improve the Company’s compensation program to more closely align compensation with the interests of our stockholders.

In addition, the Compensation Committee seeks to attract, motivate and retain Sunstone’s executive officers through competitive compensation arrangements that the Compensation Committee believes, within appropriate risk parameters, provide strong financial incentives for the executive officers to maximize stockholder value.

Our executive compensation program is weighted towards variable, rather than fixed, compensation. Specifically, the variable portion of our executive compensation program is designed to reward performance relative to financial and other metrics that we believe will result in favorable total stockholder returns, both in terms of absolute appreciation in the value of our shares, and in terms of relative performance as compared to our peers, taking into consideration our competitive position within the real estate industry and each executive’s contributions to the Company. The Compensation Committee has also designed the compensation program to reward our executive officers at levels that the Compensation Committee believes to be competitive for companies in its industry, including in part as a result of the review of executive officer compensation levels at certain companies in a peer group, as identified below. We have not adopted any formal policies or guidelines for allocating compensation between long‑term and short‑term compensation, between cash and noncash compensation or among different forms of cash and noncash compensation. We believe the metrics for both the annual cash incentive bonuses and equity incentive awards for our NEOs demonstrate stockholder‑favorable compensation practices, particularly because our focus with respect to compensation of our NEOs is generally aligned with performance relative to key metrics.

Company Highlights – 2016 Financial and Operating Highlights.  In 2016, our 28-hotel portfolio performed well despite a challenging operating environment. Our 2016 comparable hotel revenue increased approximately 2.0% benefiting from a 10 basis point increase in occupancy and 1.2% increase in average daily rate. Additionally, comparable hotel revenue benefited as other incomes continued to grow, specifically, food and beverage increases at our Boston Park Plaza hotel which is benefiting from its complete repositioning which was completed during the year.

We completed our two major repositionings:

•

Boston Park Plaza. In 2016, we completed the comprehensive repositioning of all 1,060 guestrooms and all public space. Following the completion of the repositioning, the hotel received the prestigious AAA four diamond award. Guest response continues to be positive and the hotel continues to expand its group business and is booking group business with corporations and associations that previously would not have even considered the property.
•

Wailea Beach Resort. At the end of 2016, we completed the comprehensive repositioning of all 543 guestrooms and all public space, including a new Nalu adventure pool complex complete with the two largest waterslides in Wailea and the resort’s signature restaurant, Roy Yamaguchi’s Humble Market Kitchin.

We improved an already strong balance sheet and liquidity:

•

Preferred Stock.  In 2016, we capitalized on market opportunities and issued $190 million of perpetual preferred stock at a blended interest rate of 6.75%. We used a portion of these proceeds to redeem $115 million of a prior preferred stock issuance at an interest rate of 8%.

•

Extended our Debt Maturities.  We repaid approximately $429 million in debt (including the $176 million loan secured by the Marriott Long Wharf in January 2017) using proceeds from our $100 million unsecured term loan, perpetual preferred offerings and the private placement of $240 million in senior unsecured notes in January 2017. These transactions lowered our average interest rate and extended our average term to maturity from four years to six years.

We returned capital to our stockholders:

•

Dividends.  In 2016, we declared cash dividends of $0.68 per share of common stock payable to our stockholders. The 2016 declared cash dividends equates to a 4.5% dividend yield (based on the Company’s closing stock price on December 31, 2016).

Total Stockholder Return. The following graph compares the total stockholder return of our common stock against the cumulative total returns of the Standard & Poor’s Corporation Composite 500 Index and the Morgan Stanley Capital International United States REIT Index (“MSCI US REIT Index” or “RMS”) for the period from December 31, 2011 to December 31, 2016. This graph assumes an initial investment of $100 in our common stock and in each of the indices, and also assumes the reinvestment of dividends. The performance graph is not indicative of future investment performance. We do not make or endorse any predictions as to future share price performance.

The actual returns on the graph above are as follows (rounded to the nearest whole dollar):

	2011	2012	2013	2014	2015	2016
Sunstone Hotel Investors, Inc.	$ 100	$ 131	$ 166	$ 211	$ 177	$ 226
MSCI US REIT Index Total Return	100	118	121	157	161	175
S&P 500 Total Return	100	116	154	175	177	198

Compensation Highlights

The charts below illustrate the balance of the elements of target total compensation(1) during 2016 for Mr. Arabia, our CEO, and the average of the other NEOs, excluding Mr. Klein whose employment commenced on July 1, 2016.

As the charts above indicate, total target compensation for our CEO and other NEOs included performance-based cash and equity incentives of 74% and 68%, respectively, which aligns their performance with the interests of our stockholders. Target total compensation for our CEO is weighted more toward long-term incentives than the other NEOs, as the Compensation Committee wants to encourage our CEO, in particular, to focus on our long-term growth.

(1)

Percentage of total compensation is calculated as follows: the 2016 base salary and the value of actual executive-level perquisites paid to the NEOs; the target 2016 cash incentive award; and the target 2016 equity incentive award. Each compensation element is outlined in more detail in both Our Compensation Program and the Summary Compensation Table set forth on pages 29 and 41, respectively.

Our Compensation Program

Compensation Element	Key Characteristics	Why We Pay This Element	Considerations in Determining the Amount of Pay	2016 Compensation Decisions
Base Salary	• Fixed compensation that reflects each executive’s position and individual performance. • Payable in cash. • Reviewed annually and adjusted when appropriate.	• To provide a reasonable standard of living and a base wage that is competitive.

• An assessment of the scope of the executive officer’s responsibilities and leadership.

• The executive officer’s expertise and experience within the industry.

• The Company’s overall financial and business performance.

• The executive officer’s contribution to the Company.

• Our CEO received a 7.1% increase in base salary. • Our other NEOs received base salary increases ranging from 2% to 2.6%.
Cash Incentive Bonuses

• Variable compensation based on performance and responsibility level to compensate each executive officer for achieving our annual stockholder return and other corporate goals, and implementing our long-term plans and strategies.

• Payable in cash.

		• To compensate our executive officers for achieving our annual goals at both the corporate and hotel levels.	• The Company’s performance against the Ten Goals (defined below). • The NEOs achievement of individual goals (detailed below).

• Each of our NEOs received a cash incentive bonus due to our achievement of various financial goals and strategic objectives.

• Our CEO received a cash incentive bonus paid at various thresholds between 100% and 275% of his base salary.

• Our other NEOs each received cash incentive bonuses paid at various thresholds between 50% and 175% of their base salaries.

Equity Incentive Awards

• Variable compensation designed to award a significant portion of our NEOs’ annual incentive compensation in equity to further the objectives of fostering executive ownership and the alignment of each executive’s interests with those of our stockholders.

• Restricted Stock issued under our LTIP.

• Time-based, vesting ratable over three years.

		• To encourage ownership, foster retention through post-grant vesting schedules and align the executive officers’ interests with the long-term interests of our stockholders.	• The Company’s performance against the Ten Goals (defined below). • The NEOs achievement of individual goals (detailed below).

• Each of our NEOs received an equity incentive award due to our achievement of various financial goals and strategic objectives.

• Our CEO received an equity incentive award valued at various thresholds between 150% and 425% of his base salary.

• Our other NEOs each received equity incentive awards valued at various thresholds between 100% and 300% of their base salaries.

Benefits and Perquisites	• Fixed compensation. • Participation in broad-based benefit plans at same cost as other employees.	• To allow our executive officers to participate in our broad-based employee benefits.	• Level of benefits provided to all employees. • Benefits consistent with industry peers.	• Our NEOs received Company-wide benefits and perquisites as detailed on page 41.

2016 Compensation Decisions

The Compensation Committee assists the Board of Directors in determining the compensation of our executive officers. It evaluates and recommends to the Board of Directors appropriate policies and decisions relative to executive officer salary, benefits, bonus, incentive compensation, severance, equity‑based and other compensation plans.

As described in more detail below, compensation for fiscal year 2016 for each of our NEOs was determined by the Compensation Committee based upon a review of the Company’s performance, the individual performance of each NEO, total compensation paid by the Company to each NEO in prior years, and, in certain instances, taking into account certain peer group information.

Peer Group Information. The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards for its executive officers, including the NEOs. During 2015 and 2016, the Compensation Committee reviewed peer group data provided by its independent compensation consultant, FPL, to assist in its determination regarding compensation for our NEOs for 2016. The Compensation Committee evaluates our performance and determines whether the compensation elements and levels that we provide to our executive officers, including our NEOs, are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each executive officer’s contribution to our performance.

In 2016, the Compensation Committee, based on the information provided by FPL, determined the composition of our peer groups and the criteria and data used in compiling our peer group lists. The peer groups selected and used by the Compensation Committee are all public real estate companies and are divided into two groups: hotel REIT peers and size/geographic peers. Each peer group is discussed and identified below:

•

Hotel REIT Peer Group. This peer group consisted of ten public hospitality REITs that the Company and FPL consider to be the most relevant peer group against which to review compensation for NEOs. This peer group had total capitalization ranging from approximately $2.6 billion to $22.2 billion (as of December 31, 2014), compared to the Company’s total capitalization of $5.0 billion (as of December 31, 2014).

•

Size/Geographic‑Based Peer Group. This peer group consisted of 12 public real estate companies, four of which have corporate headquarters located within the State of California. This peer group focuses on a variety of asset classes and had total capitalization ranging from approximately $3.2 billion to $9.3 billion (as of December 31, 2014) compared to the Company’s total capitalization of $5.0 billion (as of December 31, 2014).

Hotel REIT Peer Group	Size/Geographic‑Based Peer Group
Ashford Hospitality Trust, Inc.	Acadia Realty Trust
Chesapeake Lodging Trust	BioMed Realty Trust, Inc.
DiamondRock Hospitality Company	Camden Property Trust
FelCor Lodging Trust Incorporated	Choice Hotels International, Inc.
Hersha Hospitality Trust	Cousins Properties Incorporated
Host Hotels & Resorts, Inc.	DCT Industrial Trust, Inc.
LaSalle Hotel Properties	Douglas Emmett, Inc.
Pebblebrook Hotel Trust	FelCor Lodging Trust Incorporated
RLJ Lodging Trust	Hudson Pacific Properties, Inc.
Strategic Hotels & Resorts, Inc.	PS Business Parks, Inc.
Regency Centers Corporation
Strategic Hotels & Resorts, Inc.

The peer group compensation analyses prepared by FPL in 2015 were utilized by our Compensation Committee to review and make informed decisions regarding our NEO compensation for 2016.  In October 2016, FPL provided the Compensation Committee updated peer group data, which was used to further evaluate executive compensation.

The 2015 FPL report noted the following: (a) based on the Company’s top five paid executives for 2014 (currently employed as of the analysis date), Sunstone’s pay on an absolute dollars basis across both a one and three‑year period ranked below the lower quartile compared to the Hotel Peer Group, and ranked in line with the 30th percentile compared to the Size/Geography Peer Group; and (b) when comparing the target total remuneration by total capitalization, Sunstone ranked at the 33rd and 42nd percentiles, respectively, of the Hotel and Size/Geography Peer Groups.

Management’s Involvement in Compensation Decisions.  The Compensation Committee exercises independent discretion and judgment in making compensation decisions after evaluating the Company’s performance, the executive’s past performance, including the extent to which the executive has met or exceeded specified targets or affected the Company’s performance, and the executive’s long‑term potential to enhance stockholder value. In connection with the executive compensation determination process, the Compensation Committee seeks input from the Company’s CEO regarding the compensation of the NEOs other than the CEO. In addition, from time to time, the Compensation Committee will direct management to work with its consultant(s) in providing proposals, program design and compensation recommendations. The CEO does not provide recommendations for changes in his or her own compensation. Any proposed changes to CEO compensation are recommended to the Board of Directors by the Compensation Committee, and final deliberations and all votes regarding CEO compensation are made in executive sessions of the Board of Directors, without the CEO present. Only Compensation Committee members vote on recommendations to the full Board of Directors regarding changes in executive compensation.

Annual Base Salary.  The annual base salary component of an executive officer’s compensation is intended to provide a reasonable standard of living and a base wage at levels believed by the Compensation Committee to be competitive. The Compensation Committee reviews base salaries annually, but base salaries are not automatically increased pursuant to pre‑determined formulas or otherwise and may not be increased if, among other things, the Compensation Committee believes that other elements of compensation are more appropriate in light of the Company’s stated objectives or that increases are not appropriate for other reasons. This strategy is consistent with the Company’s primary goal of offering compensation that is intended to incentivize an executive officer to seek to maximize stockholder returns and that is contingent on the achievement of performance objectives. Each executive officer’s base salary serves as the base amount for determining annual cash and equity incentive award opportunities, which are calculated as percentages of such executive’s base salary.

The base salary of each of our executive officers is based on the review of the Compensation Committee described above and the following:

•	an assessment of the scope of the executive officer’s responsibilities and leadership;
•	the executive officer’s expertise and experience within the industry;
•	the Company’s overall financial and business performance; and
•	the executive officer’s contributions to the Company.

This determination is not formulaic and is not based on specific Company or individual performance targets objectives, but rather is subjective and made in light of our compensation philosophy and objectives described above. The following table includes the base salary determinations for each of our NEOs, all of which were increased in February 2016 based, in part, upon the analyses prepared by FPL in 2015.

	2016 Base Salary	% Change from 2015 Base Salary
John V. Arabia	$750,000	7.1%
Bryan A. Giglia	$430,000	2.4%
Marc A. Hoffman	$520,000	2.0%
Robert C. Springer	$395,000	2.6%
David M. Klein (1)	$315,000	—%

(1)	Mr. Klein’s employment commenced on July 1, 2016.

Annual Cash Incentive Bonuses and Annual Equity Incentive Awards.  We use annual cash incentive bonus and annual equity incentive awards to further motivate executive officers by establishing relationships between the bonuses and awards, on the one hand, and the performance of the Company and the executive officer on the other. We believe that tying our executive officers’ cash bonus and long‑term equity compensation to the quantitative metrics discussed below provides a strong financial incentive to maximize stockholder value.

The annual cash incentive bonus and equity incentive awards are intended to compensate our executive officers for achieving our annual financial goals at both the corporate and hotel asset levels and for implementing long‑term plans and strategies and achieving individual goals. The annual cash incentive bonus and annual equity incentive award programs are based on performance and responsibility level rather than on the basis of seniority, tenure or other entitlement. Each year, the Compensation Committee establishes performance‑based criteria, both corporate and individual, for each NEO, and the level of achievement of those criteria determines the size of the annual bonuses and equity awards made to the NEO in the next calendar year. This performance‑based program is intended to encourage our executive officers, including our NEOs, to continually improve their capabilities to enhance performance and deliver positive business results.

The annual equity incentive awards are also intended to encourage ownership, foster retention through post‑grant vesting schedules and align the executive officers’ interests with the long‑term interests of our stockholders. Historically, we have used restricted stock awards the size of which is determined based on achievement of pre‑established performance goals and generally vest over a three‑year period following grant. We use restricted stock for these awards in order to confer the full value of the equity because these awards are granted in respect of prior attainment of performance objectives, but we subject these awards to three‑year vesting to provide retention and integrity incentives (subject to accelerated vesting in certain circumstances, as discussed below in the table “—Potential Payments Upon Termination or Change in Control”). Because the awards are only granted if certain performance criteria are met, we generally do not utilize additional performance‑based criteria in connection with the vesting of these awards.

As described further below, the Compensation Committee sets the annual cash incentive bonus and equity incentive award levels for each NEO based on the achievement of objective corporate performance criteria as well as subjective individual performance criteria. The award thresholds are set at levels intended to provide the executives with a significant incentive to enhance stockholder value. Accordingly, as discussed below, the target annual incentive cash bonus and target annual equity incentive award for each executive officer are set at levels that represent a significant percentage of such officer’s overall compensation arrangements.

Criteria and Metrics for 2016 Incentive Compensation.  In the first quarter of 2016, the Compensation Committee established quantitative and qualitative performance measures for both the annual cash incentive bonuses and the annual equity incentive awards for our NEOs. Each NEO’s potential for the annual cash incentive bonus and the annual equity incentive award opportunity was based on the achievement of both the Ten Goals (discussed below) and each NEO’s individual goal weighted as follows:

	Achievement of the Ten Goals	Achievement of NEO’s Individual Goal
John V. Arabia	85%	15%
Bryan A. Giglia	80%	20%
Marc A. Hoffman	80%	20%
Robert C. Springer	80%	20%
David M. Klein (1)	75%	25%

(1)	Mr. Klein’s employment commenced on July 1, 2016.

The relative weighting of the Ten Goals and individual goals established by the Compensation Committee for each of our NEOs reflects its analysis of the appropriate amount of emphasis to place on both objective corporate and subjective individual goals, and not any pre‑determined formula or methodology. The Compensation Committee may, at its discretion, adjust criteria to account for significant intra‑year transactions and circumstances.

The Compensation Committee determined that the amounts of the bonuses and awards to each NEO would, either in part or in whole, be based on the achievement of the following ten goals (collectively, the “Ten Goals”), each weighted as described (with the ranges representing variation in weighting among our NEOs as opposed to a range for each NEO), as well as individual performance:

Goal	Goal Description	Goal Weighting
Goal #1: One Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2015 through the last trading day in 2016	6.25% - 7.08%
Goal #2: Three Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2013 through the last trading day in 2016	6.25% - 7.08%
Goal #3: Five Year Relative Total Stockholder Return	Relative total stockholder return from the last trading day in 2011 through the last trading day in 2016	6.25% - 7.08%
Goal #4: One Year Absolute Total Stockholder Return	Absolute total stockholder return from the last trading day in 2015 through the last trading day in 2016	6.25% - 7.08%
Goal #5: Three Year Absolute Total Stockholder Return	Absolute total stockholder return from the last trading day in 2013 through the last trading day in 2016	6.25% - 7.08%
Goal #6: Five Year Absolute Total Stockholder Return	Absolute total stockholder return from the last trading day in 2011 through the last trading day in 2016	6.25% - 7.08%
Goal #7: AFFO	Adjusted funds from operations attributable to common stockholders per share	15.00% - 17.00%
Goal #8: Debt to Undepreciated Book Value	Maintain the Company’s leverage profile	15.00% - 17.00%
Goal #9: Return on Assets	Return on assets	3.75% - 4.25%
Goal #10: RevPAR Growth	Growth to revenue per available room, or RevPAR	3.75% - 4.25%

For each of the Company’s Ten Goals, the Compensation Committee established four achievement levels—“Threshold,” “Target,” “High” and “Superior,” and for each achievement level, a corresponding multiple of base salary for each NEO. For any of the components, the amount granted to the applicable NEO was the product of (a) his base salary, (b) the weighting for that component, (c) the multiple corresponding to the level of achievement and (d) the Compensation Committee’s subjective assessment as to whether the NEO’s performance warranted an increase or decrease from the target levels.

Each of the Ten Goals is further discussed below.

Goals 1, 2 and 3 - Relative Total Stockholder Return. Relative total stockholder return, or RTSR, was measured in one, three and five year periods ending on the last trading day in 2016. We calculated RTSR as the increase (or decrease) in the price of the Company’s common stock on the NYSE as of the last trading day in 2016 over the price of the Company’s common stock on the NYSE as of the last trading day in 2015, the last trading day in 2013 and the last trading day in 2011, as applicable, plus dividends paid and reinvested on the Company’s common stock during the applicable period, relative to an equally‑weighted total stockholder return index consisting of Host Hotels & Resorts, Inc., DiamondRock Hospitality Company and LaSalle Hotel Properties, all of which have asset quality and leverage levels most comparable to that of the Company. The Compensation Committee determined that for fiscal year 2016, the range for each of the RTSR components should be as follows:

	1 –Year RTSR	3 –Year RTSR	5 –Year RTSR
Threshold	90.0%	90.0%	90.0%
Target	100.0%	100.0%	100.0%
High	110.0%	110.0%	110.0%
Superior	120.0%	120.0%	120.0%
Achieved	98.4%	259.8%	205.4%

Goals 4, 5 and 6 - Absolute Total Stockholder Return. Absolute total stockholder return, or ATSR, was measured in one, three and five year periods ending on the last trading day in 2016. We calculated ATSR as the increase (or decrease) in the price of the Company’s common stock on the NYSE as of the last trading day in 2016 over the price of the Company’s common stock on the NYSE as of the last trading day in 2015, the last trading day in 2013 and the last trading day in 2011, as applicable, plus dividends paid and reinvested on the Company’s common stock during the applicable period.

	1 –Year ATSR	3 –Year ATSR	5 –Year ATSR
Threshold	7.0%	7.0%	7.0%
Target	9.0%	9.0%	9.0%
High	11.0%	11.0%	11.0%
Superior	13.0%	13.0%	13.0%
Achieved	27.9%	11.0%	17.8%

Goal 7 - Adjusted Funds From Operations Attributable to Common Stockholders Per Share. The primary objective of the adjusted funds from operations (“AFFO”), per share component was to measure management’s ability to oversee the financial performance of the Company.

The Compensation Committee determined that for fiscal year 2016, the range for the AFFO, per share component should be as follows:

AFFO Per Share
Threshold	$ 1.10
Target	$ 1.17
High	$ 1.23
Superior	$ 1.30
Achieved	$ 1.21

Goal 8 – Debt to Undepreciated Book Value. The primary objective of this component was to measure the Company’s leverage levels against its long-term credit objectives. The debt to asset value was calculated as the ratio of the Company’s total debt to the Company’s reported undepreciated book asset value for fiscal year ended 2016. This component was calculated by dividing the Company’s indebtedness by the Company’s reported 2016 undepreciated book asset value for all hotels owned as of December 31, 2016.

The Compensation Committee determined that for fiscal year 2016, the range for the leverage ratio component should be as follows:

Debt to Undepreciated Book Value
Threshold	35.0%
Target	30.0%
High	25.0%
Superior	20.0%
Achieved	22.6%

Goal 9 - Return on Assets. The primary objective of the return on assets component was to measure the financial performance of the Company’s gross investment in hotels, joint ventures and related businesses owned for the entire subject year. Any intra‑year acquisitions or dispositions are excluded from the calculation. Return on assets is calculated as In Place EBITDA/In Place Assets, where:

•

In Place EBITDA is equal to the sum of all corporate earnings before interest, taxes, depreciation and amortization, or EBITDA, from hotels owned for the entire subject year, joint venture interests and other related businesses, and excludes corporate overhead, non-recurring charges and interest income, but includes any performance guaranty payments; and

•

In Place Assets is equal to the gross investment in hotel properties, joint ventures and other related businesses (in service and before depreciation) as of December 31 of the preceding year and owned for the entire subject year.

The Compensation Committee determined that for fiscal year 2016, the range for the return on assets component should be as follows:

Return on Assets
Threshold	7.50%
Target	8.00%
High	8.50%
Superior	9.00%
Achieved	8.14%

Goal 10 - RevPAR Growth. The primary objective of this component was to measure the Company’s property‑level revenue growth per available room, or RevPAR, in 2016 as compared to 2015.

RevPAR Growth
Threshold	1.00%
Target	2.00%
High	4.00%
Superior	5.00%
Achieved	0.70%

Individual Performance. The primary objective of this component was to drive individual performance and to ensure accountability with respect to individual performance throughout the calendar year. Each of the NEOs had individualized goals for 2016 as follows:

•	Mr. Arabia was responsible for achievement of certain corporate, financial, strategic and operational objectives, including overall execution of the Company’s business plan.
•	Mr. Giglia’s goals included further reducing the Company’s weighted average cost of capital and addressing the Company’s near term debt maturities.

•

Mr. Hoffman’s goals consisted of continuing to execute on plans to maximize the long‑term value of each Company hotel property through proactive oversight of hotel operations and by facilitating the execution of well‑timed and value‑enhancing renovations.

•

Mr. Springer’s goals generally included the implementation of the Company’s portfolio management objectives, including enhancing the Company’s portfolio quality through well‑timed, attractively priced acquisitions and dispositions.

•

Mr. Klein’s goals generally involved advising senior management on, and managing the process for, all transactions, overseeing certain legal proceedings, advising on certain labor matters, and assessing and advising on the Company’s corporate governance and risk management policies.

In determining the Threshold, Target, High and Superior achievement levels for individual performance, while the Compensation Committee considered information previously provided and recommendations made by FPL, the Compensation Committee’s determination of these amounts reflected its subjective analysis of the amounts required to appropriately incentivize achievement of the relevant corporate and individual goals.

The Compensation Committee set targets for the above individual goals such that:

•	Threshold represents performance at a satisfactory level;
•	Target represents the achievement of a majority of individual annual goals;
•	High represents the achievement of all individual annual goals; and
•	Superior represents the achievement of all annual goals and general performance at a level above expectation.

The Compensation Committee determined that the NEOs’ performance relative to individual goals ranged between Threshold and Target levels to between Target and High levels for 2016.

2016 Awards. To determine the actual incentive awards payable to each NEO, in February 2017, the Compensation Committee reviewed and assessed the performance of the Company and each NEO in comparison to the subjective and objective performance measures established in 2016 and described above. The Compensation Committee determined the extent to which each of the various objective and subjective performance measures was achieved and decided whether the incentive compensation for each performance measure should be funded and, if so, the level of funding. No bonus was awarded with respect to any component if performance for such component was below Threshold, and results were interpolated between the levels of Threshold, Target, High and Superior.

Cash Incentive Bonuses.  The following table summarizes all of the components of the cash incentive bonus with respect to fiscal year 2016 for each NEO (dollar values rounded to the nearest whole dollar).  For Mr. Arabia, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 100%; target – 150%; high – 225%; superior (maximum) – 275%).  For Messrs. Giglia, Hoffman & Springer, the cash bonus reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 75%; target – 100%; high – 150%; superior (maximum) – 175%). To entice Mr. Klein to accept employment at the Company, for 2016, the Company provided Mr. Klein with a guaranteed 2016 cash incentive bonus of $315,000.

Goal	John V. Arabia	Bryan A. Giglia	Marc A. Hoffman	Robert C. Springer	David M. Klein
Goal #1: One Year Relative Total Stockholder Return	$75,318	$27,488	$33,241	$25,250	$—
Goal #2: Three Year Relative Total Stockholder Return	146,094	50,167	60,667	46,083	—
Goal #3: Five Year Relative Total Stockholder Return	146,094	50,167	60,667	46,083	—
Goal #4: One Year Absolute Total Stockholder Return	146,094	50,167	60,667	46,083	—
Goal #5: Three Year Absolute Total Stockholder Return	119,531	43,000	52,000	39,500	—
Goal #6: Five Year Absolute Total Stockholder Return	146,094	50,167	60,667	46,083	—
Goal #7: AFFO	255,000	91,733	110,933	84,267	—
Goal #8: Debt to Undepreciated Book Value	317,475	111,456	134,784	102,384	—
Goal #9: Return on Assets	54,458	19,591	23,691	17,996	—
Goal #10: RevPAR Growth	—	—	—	—	—
Individual Performance	168,750	107,500	91,000	98,750	—
Guaranteed Cash Incentive Bonus	—	—	—	—	315,000
Total Cash Incentive Bonus	$1,574,907	$601,434	$688,316	$552,480	$315,000

Equity Incentive Awards.  The following table summarizes all of the components of the equity incentive award with respect to fiscal year 2016, granted in February 2017, for each NEO (dollar values rounded to the nearest whole dollar).  For Mr. Arabia, the equity incentive award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 150%; target – 275%; high – 325%; superior (maximum) – 425%).  For Messrs. Giglia, Hoffman & Springer, the equity incentive award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 150%; target – 200%; high – 250%; superior (maximum) – 300%).  For Mr. Klein, the equity incentive award reflects the product of base salary multiplied by the weighting of each goal and the interpolated achieved goal multiplier (threshold – 100%; target – 125%; high – 150%; superior (maximum) – 200%).

Goal	John V. Arabia	Bryan A. Giglia	Marc A. Hoffman	Robert C. Springer	David M. Klein
Goal #1: One Year Relative Total Stockholder Return	$135,169	$54,975	$66,482	$50,501	$23,800
Goal #2: Three Year Relative Total Stockholder Return	225,781	86,000	104,000	79,000	39,375
Goal #3: Five Year Relative Total Stockholder Return	225,781	86,000	104,000	79,000	39,375
Goal #4: One Year Absolute Total Stockholder Return	225,781	86,000	104,000	79,000	39,375
Goal #5: Three Year Absolute Total Stockholder Return	172,656	71,667	86,667	65,833	29,531
Goal #6: Five Year Absolute Total Stockholder Return	225,781	86,000	104,000	79,000	39,375
Goal #7: AFFO	393,125	160,533	194,133	147,467	66,938
Goal #8: Debt to Undepreciated Book Value	475,575	188,512	227,968	173,168	82,215
Goal #9: Return on Assets	92,087	36,791	44,491	33,796	15,587
Goal #10: RevPAR Growth	—	—	—	—	—
Individual Performance	309,375	193,500	182,000	177,750	108,281
Total Equity Incentive Award	$2,481,111	$1,049,978	$1,217,741	$964,515	$483,851

(1)To determine the number of restricted shares granted to each NEO, the applicable total dollar amount was divided by the average closing price of the Company’s stock over the 20 trading days ending three trading days prior to the grant date. Accordingly, based on a grant date of February 17, 2017 and the average closing price of the Company’s common stock over the 20 trading days ending three trading days prior to such date (which average price was $14.95), Messrs. Arabia, Giglia, Hoffman, Springer and Klein were granted 165,961, 70,233, 81,454, 64,516 and 32,365 shares of restricted common stock, respectively.

The tables above also reflect that the Compensation Committee’s allocation between cash and equity incentive compensation was designed to award more than half of each NEO’s annual incentive compensation in equity to further the objectives of fostering executive ownership and the alignment of each executive’s interests with those of stockholders. The incentive compensation program for 2016 was entirely based on the applicable executive’s performance in 2016, and therefore, the Compensation Committee did not consider the amounts realizable from prior equity grants or cash bonus awards in determining the above incentive compensation awards. The equity incentive awards for 2016 were in the form of shares of restricted stock issued under the Company’s 2004 Long‑Term Incentive Plan and were granted on February 17, 2017. One‑third of the number of shares granted will vest on each of February 17, 2018, 2019 and 2020, subject to continued employment, the applicable terms of the LTIP and/or the NEO’s employment or change in control agreement (including accelerated vesting in certain circumstances, as discussed below in the table “—Potential Payments Upon Termination or Change in Control”).

Benefits and Perquisites. Our benefit programs are based on an assessment of competitive market factors, and a determination of what is needed to attract and retain qualified executives. Our primary benefits for executives include participation in our broad-based plans at the same cost as other employees. These plans include a tax qualified 401(k) savings plan (with safe harbor contributions equal to 3% of a participant’s pay up to $7,950), a profit-sharing plan (with Company contributions deposited directly into a participant’s 401(k) plan), health, dental and vison insurance plans, term life insurance and disability coverage.

We may also reimburse certain of our NEOs for reasonable legal fees and expenses incurred in connection with the negotiation of an employment agreement. In addition, we have agreed under certain circumstances to pay life insurance premiums for policies on behalf of the NEOs. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executives’ compensation packages.

Other Compensation Information

401(k) Savings and Retirement Plan. The Company sponsors a 401(k) Savings and Retirement Plan pursuant to which, for each eligible participant in the plan including participating NEOs, the Company contributed 3% of fiscal year base earnings up to $265,000 in base earnings in respect of 2016 services (with a maximum employer contribution of $7,950 per participant). In addition, the Company, at the discretion of the Compensation Committee, makes an annual profit‑sharing contribution to all eligible employees, subject to employment beginning prior to May 31, 2016, including the NEOs.

Pension Benefits.  The Company does not provide tax‑qualified or non‑qualified pension benefits to any of its employees, including its NEOs.

Non‑Qualified Deferred Compensation.  None of the NEOs have any non‑qualified deferred compensation arrangements.

2017 Named Executive Officer Compensation

The following table includes the base salaries for each of our NEOs, all of which were determined in February 2017 based, in part, upon the analyses prepared by FPL in 2016.

	2017 Base Salary	% Change from 2016 Base Salary
John V. Arabia	$750,000	0.0%
Bryan A. Giglia	$455,000	5.8%
Marc A. Hoffman	$520,000	0.0%
Robert C. Springer	$410,000	3.8%
David M. Klein	$335,000	6.4%

In the first quarter of 2017, the Compensation Committee established quantitative and qualitative performance measures for both the annual cash incentive bonuses and the annual equity incentive awards for 2017 (which will be awarded, if at all, in the first quarter of 2018). Each NEO’s potential for the annual cash incentive bonus and the annual equity incentive award opportunity will be based on the achievement of both the 2017 Components (discussed below) and each NEO’s individual goal weighted as follows:

	Achievement of the 2017 Components	Achievement of NEO’s Individual Goal
John V. Arabia	85%	15%
Bryan A. Giglia	80%	20%
Marc A. Hoffman	80%	20%
Robert C. Springer	80%	20%
David M. Klein	75%	25%

The relative weighting of the 2017 Components and individual goals established by the Compensation Committee for each of our NEOs reflects its subjective analysis of the appropriate amount of emphasis to place on both objective corporate and subjective individual goals, and not any pre‑determined formula or methodology. The Compensation Committee may, at its discretion, adjust criteria to account for significant intra‑year transactions and circumstances.

The Compensation Committee determined that the amounts of the bonuses and awards to each NEO would, either in part or in whole, be based on the achievement of the following “2017 Components,” interpolated between levels determined by the Compensation Committee:

	Weighting (3)
Performance Measures	Arabia	Giglia/Hoffman/Springer	Klein
AFFO Per Share	17.00%	16.00%	15.00%
Debt to Undepreciated Book Value	17.00%	16.00%	15.00%
Relative TSR (1 year) (1A)	7.08%	6.67%	6.25%
Relative TSR (3 year) (1B)	7.08%	6.67%	6.25%
Relative TSR (5 year) (1C)	7.08%	6.67%	6.25%
Absolute TSR (1 year) (2A)	7.08%	6.67%	6.25%
Absolute TSR (3 year) (2B)	7.08%	6.67%	6.25%
Absolute TSR (5 year) (2C)	7.08%	6.67%	6.25%
Return on Assets	4.25%	4.00%	3.75%
RevPAR Growth	4.25%	4.00%	3.75%
Individual Performance	15.00%	20.00%	25.00%

(1)Determined by (i) the increase (or decrease) in the price of the Company’s common stock on the NYSE from (A) the last trading day in 2017 over the price of the Company’s common stock on the NYSE on the last trading day in 2016, (B) the last trading day in 2017 over the price of the Company’s common stock on the NYSE on the last trading day in 2014, and (C) the last trading day in 2017 over the price of the Company’s common stock on the NYSE on the last trading day in 2012, plus (ii) dividends paid and reinvested on the Company’s common stock during the applicable period, relative to an equally‑weighted total stockholder return index consisting of Host Hotels & Resorts, Inc., DiamondRock Hospitality Company and LaSalle Hotel Properties.

(2)Determined by (i) the increase (or decrease) in the price of the Company’s common stock on the NYSE from (A) the last trading day in 2017 over the price of the Company’s common stock on the NYSE on the last trading day in 2016, (B) the last trading day in 2017 over the price of the Company’s common stock on the NYSE on the last trading day in 2014, and (C) the last trading day in 2017 over the price of the Company’s common stock on the NYSE on the last trading day in 2012, plus (ii) dividends paid and reinvested on the Company’s common stock during the applicable period.

(3)Percentages are rounded to the nearest hundredth.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The following is a report by the Company’s Compensation Committee regarding the Company’s executive officer compensation program.

The Compensation Committee of the Board of Directors of Sunstone Hotel Investors, Inc. (the “Company”) has reviewed and discussed the Compensation Discussion and Analysis contained in the proxy statement of the Company for the 2017 annual meeting of stockholders, or the CD&A, with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the annual meeting.

COMPENSATION COMMITTEE:

Andrew Batinovich, Chair

Thomas A. Lewis, Jr.

Murray J. McCabe

Douglas M. Pasquale

March 23, 2017

EXECUTIVE COMPENSATION

The Summary Compensation Table below shows compensation information about our principal executive officer, our principal financial officer and the three other most highly compensated officers as of December 31, 2016. As required by SEC rules, the compensation amounts listed below include noncash items such as the grant date fair value of equity awards.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non‑Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John V. Arabia	2016	748,269	2,594,755	1,574,907	375,661	5,293,592
President and	2015	691,486	877,596	1,542,623	176,164	3,287,869
CEO	2014	423,077	698,433	529,125	98,231	1,748,866
Bryan A. Giglia	2016	429,654	952,173	601,434	155,460	2,138,721
EVP—CFO	2015	417,277	653,391	520,614	76,627	1,667,909
	2014	331,325	525,726	362,578	52,911	1,272,540
Marc A. Hoffman	2016	519,654	1,313,929	688,316	206,974	2,728,873
EVP—COO	2015	507,018	887,460	703,303	100,146	2,197,927
	2014	412,882	681,603	531,866	65,702	1,692,053
Robert C. Springer	2016	394,654	872,826	552,480	173,507	1,993,467
EVP—CIO	2015	382,883	583,659	477,230	95,950	1,539,722
	2014	316,033	501,467	330,034	62,858	1,210,392
David M. Klein	2016	146,596	—	315,000	151,840	613,436
SVP - General Counsel

(1)The amounts in this column represent the grant date fair value of the equity incentive awards granted to the Named Executive Officer in 2014, 2015 and 2016, as prescribed by Accounting Standards Codification Topic 718, Compensation—Stock Compensation (referred to herein as ASC Topic 718). For more information, please see footnote 11 to our audited financial statements contained in our Annual Report on Form 10‑K for 2016.

(2)This number represents the annual cash incentive bonus earned for the fiscal year and paid in the first fiscal quarter of the following year.

(3)As noted in the table below, “All Other Compensation” included the following amounts for fiscal year 2016:

	Company Safe Harbor and	Dividends Paid on	Employer Matching	Guaranteed Term
	Profit-Sharing to	Awarded but Unvested	Charitable	Life Insurance
Name	401(k) Plan ($)(a)	Stock Awards ($)(b)	Contributions ($)	Premium ($)	Relocation ($)	Other ($)(c)	Total ($)
John V. Arabia	35,000	338,967	—	450	—	1,244	375,661
Bryan A. Giglia	35,000	116,960	3,200	300	—	—	155,460
Marc A. Hoffman	35,000	164,440	5,000	1,290	—	1,244	206,974
Robert C. Springer	35,000	133,993	3,000	270	—	1,244	173,507
David M. Klein	—	—	1,000	208	150,000	632	151,840

(a)

Includes contributions paid into the NEO’s 401(k) account in the form of both the Company’s safe harbor contribution and a profit‑sharing contribution earned in fiscal year 2016 and paid in the first fiscal quarter of 2017.

(b)

Includes dividends paid in 2016 on awarded but unvested restricted shares of Company common stock. Fourth quarter 2015 dividends paid in the first quarter of 2016 were paid in a combination of cash and shares of Company common stock, which shares of common stock had a closing price on the NYSE of $11.88 per share on the date the dividend was paid (January 29, 2016) and shares delivered to all investors (including the NEO’s).

(c)	Includes health club membership fees.

2016 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the information with respect to plan‑based awards granted to the NEOs in 2016. The dollar amounts indicated under the “Grant Date Fair Value of Stock and Option Awards” column reflect the grant date fair value of each grant, computed in accordance with ASC Topic 718, which is greater than the amortization costs the Company recognized on its fiscal year 2016 financial statements with respect to such grant due to the applicable vesting schedule.

2016 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non‑Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	High ($)	Superior ($)	Units (#)(2)(3)	Options (#)	of Option Awards ($/Sh)	Awards ($)(4)
John V. Arabia	2/18/2016					211,644	—	—	2,594,755
	n/a	750,000	1,125,000	1,687,500	2,062,500
Bryan A. Giglia	2/18/2016					77,665	—	—	952,173
	n/a	322,500	430,000	645,000	752,500
Marc A. Hoffman	2/18/2016					107,172	—	—	1,313,929
	n/a	390,000	520,000	780,000	910,000
Robert C. Springer	2/18/2016					71,193	—	—	872,826
	n/a	296,250	395,000	592,500	691,250
David M. Klein (5)	n/a	315,000	315,000	315,000	315,000	—	—	—	—

(1)Under our annual incentive plan, we pay a cash award for performance in February following the performance year if the criteria related to a cash award has been satisfied in the performance year. The actual amount of these possible cash awards shown in these columns were payable in February 2017 and relate to performance during fiscal year 2016. The actual amount of fiscal year 2016 performance cash awards are shown in the Summary Compensation Table in the “Non‑Equity Incentive Plan Compensation” column. The Threshold, Target, High and Superior award opportunities shown under this heading are for 2016 performance and are a multiple of each NEO’s base salary in 2016. See “Compensation Discussion and Analysis—2016 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual cash incentive bonuses.

(2)Under our annual incentive plan, we grant an award of restricted shares of common stock under our LTIP in February following the performance year if the criteria related to the award of restricted stock has been satisfied in the performance year. See “Compensation Discussion and Analysis—2016 Compensation Decisions (Annual Cash Incentive Bonuses and Annual Equity Incentive Awards)” for a detailed description of the annual award of restricted stock granted with respect to 2016 services.

(3)Represents awards of restricted stock granted in 2016 in connection with the satisfaction of performance criteria related to fiscal year 2015, which awards of common stock have a three‑year vesting requirement, with the first of three equal vestings of 33.3% having occurred on February 18, 2017 and the two additional vestings to occur on each of February 18, 2018 and 2019, subject to continued employment, the LTIP and/or the Named Executive Officer’s employment or change in control agreement.

(4)The grant date fair value for each of the time‑based restricted stock awards equals the number of shares of restricted stock multiplied by the closing common stock price on the NYSE of $12.26 on the date of the grant (February 18, 2016), computed in accordance with ASC Topic 718. For more information, please see footnote 11 to our audited financial statements contained in our Annual Report on Form 10‑K for 2016.

(5)Mr. Klein’s employment commenced on July 1, 2016. To entice Mr. Klein to accept employment at the Company, the Company provided a guaranteed 2016 cash incentive of $315,000.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR END

The following table sets forth information with respect to outstanding restricted stock awards held by the NEOs as of December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year End Table

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)
John V. Arabia	—	—	—	—	313,957	4,787,844
Bryan A. Giglia	—	—	—	—	115,638	1,763,480
Marc A. Hoffman	—	—	—	—	157,940	2,408,585
Robert C. Springer	—	—	—	—	105,905	1,615,051
David M. Klein	—	—	—	—	—	—

(1)

The restricted stock awards are scheduled to vest as set forth below. Mr. Klein’s employment commenced on July 1, 2016 and as such, did not hold any unvested shares of restricted stock as of December 31, 2016.

Grant Date	Vesting Date	John V. Arabia	Bryan A. Giglia	Marc A. Hoffman	Robert C. Springer	David M. Klein
02/15/2013	02/15/2017	25,751	—	—	—	—
02/15/2013	02/15/2018	25,751	—	—	—	—
02/19/2014	02/19/2017	17,361	13,068	16,942	12,465	—
02/13/2015	02/13/2017	16,725	12,453	16,913	11,124	—
02/13/2015	02/13/2018	16,725	12,452	16,913	11,123	—
02/18/2016	02/18/2017	70,550	25,889	35,725	23,732	—
02/18/2016	02/18/2018	70,547	25,888	35,724	23,731	—
02/18/2016	02/18/2019	70,547	25,888	35,723	23,730	—

	Totals	313,957	115,638	157,940	105,905	—

(2)The market value of the unvested restricted shares of common stock is based on the closing common stock price of $15.25 on the NYSE on December 31, 2016.

2016 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to the vesting of restricted stock in 2016 for each NEO. The number of shares acquired on vesting and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings. No NEO held stock options or exercised any stock options during 2016.

	Stock Awards
Name	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized Upon Exercise or Vesting ($)(1)
John V. Arabia	122,352	1,480,661
Bryan A. Giglia	38,704	465,915
Marc A. Hoffman	57,572	692,323
Robert C. Springer	56,200	680,343

(1)Value realized upon vesting is calculated as the gross number of shares vested in February 2016 multiplied by the closing stock price on the vesting date on the NYSE ranging from $11.94 to $12.32.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Certain of our Named Executive Officer’s employment and/or separation/termination agreements that were in effect during 2016 provided for certain payments and/or benefits upon a qualifying termination of employment and/or in connection with a change in control, as described below. We believe that job security and terminations of employment are causes of significant concern and uncertainty for senior executives and that providing protections to our NEOs in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to our company in all situations.

The following table summarizes the amounts that we would have been required to pay to each of Messrs. Arabia, Giglia, Hoffman, Springer, and Klein in connection with the events listed below assuming such events occurred on December 31, 2016.

Name	Severance Amount ($)	Health Insurance Coverage ($)	Unvested Stock Awards ($)	Other ($)	Total ($)
John V. Arabia
By Company for “Cause”	—	—	—	—	—
By Executive w/o “Good Reason”	—	—	—	—	—
By Executive with “Good Reason”	6,877,869(1)	21,541(2)	4,787,844(3)	—	11,687,254
By Company without “Cause”	6,877,869(1)	21,541(2)	4,787,844(3)	—	11,687,254
Death or Disability	1,875,000(4)	21,541(2)	1,988,402(5)	—	3,884,943
Following Change in Control	—	—	4,787,844(6)	—	4,787,844
By Executive for “Good Reason” or by Company w/o “Cause” following Change in Control	6,877,869(1)	21,541(2)	—	—	6,899,410
Bryan A. Giglia
By Company for “Cause”	—	—	—	—	—
By Executive w/o “Good Reason”	—	—	—	—	—
By Executive with “Good Reason”	—	—	—	—	—
By Company without “Cause”	—	—	—	—	—
Death or Disability	—	—	—	—	—
Following Change in Control	—	—	1,763,480(7)	—	1,763,480
By Executive for “Good Reason” or by Company w/o “Cause” following a Change in Control	2,331,228(8)	30,369(2)	—	—	2,361,597
Marc A. Hoffman
By Company for “Cause”	—	—	—	—	—
By Executive w/o “Good Reason”	—	—	—	—	—
By Executive with “Good Reason”	2,966,606(9)	27,183(2)	2,408,585(10)	—	5,402,374
By Company without “Cause”	2,966,606(9)	27,183(2)	2,408,585(10)	—	5,402,374
Death or Disability	1,040,000(11)	27,183(2)	1,061,095(12)	—	2,128,278
Following Change in Control	—	—	2,408,585(10)	—	2,408,585
By Executive for “Good Reason” or by Company w/o “Cause” following a Change in Control	2,966,606(9)	27,183(2)	—	—	2,993,789
Robert C. Springer
By Company for “Cause”	—	—	—	—	—
By Executive w/o “Good Reason”	—	—	—	—	—
By Executive with “Good Reason”	—	—	—	—	—
By Company without “Cause”	—	—	—	—	—
Death or Disability	—	—	—	—	—
Following Change in Control	—	—	1,615,051(13)	—	1,615,051
By Executive for “Good Reason” or by Company w/o “Cause” following a Change in Control	2,139,460(14)	34,680(2)	—	—	2,174,140
David M. Klein
By Company for “Cause”	—	—	—	—	—
By Executive w/o “Good Reason”	—	—	—	—	—
By Executive with “Good Reason”	916,952(15)	28,615(16)	—	—	945,567
By Company without “Cause”	916,952(15)	28,615(16)	—	—	945,567
Death or Disability	315,000(17)	22,892(18)	—	—	337,892
Following Change in Control	916,952(15)	28,615(16)	—	—	945,567
By Executive for “Good Reason” or by Company w/o “Cause” following a Change in Control	916,952(15)	28,615(16)	—	—	945,567

 (1)Pursuant to the terms of Mr. Arabia’s employment agreement, Mr. Arabia will receive, in two lump sum payments, all of the amounts set forth in (A) and (B) below: (A) (1) incurred, but unreimbursed business expenses, (2) salary and accrued vacation through the date of termination, (3) any vested amounts due under any plan, program or policy of the Company, (4) unpaid bonus owed for any completed fiscal year before the date of termination, and (5) if the termination date is on any day other than the last day of the fiscal year, an amount equal to a pro rata share of the annual bonus amount between the target and high (i.e., between 150% and 225% of annual base salary) annual bonus levels (to be determined in the sole discretion of the Board of Directors) determined by multiplying the Board of Directors selected annual bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365; and (B) a severance payment equal to three times the sum of (x) Mr. Arabia’s base salary in effect on the date of termination ($750,000), plus (y) a bonus severance amount (which will be the greater of Mr. Arabia’s target annual cash performance bonus (or $1,125,000) and the actual bonus paid to Mr. Arabia in respect of the last full calendar year immediately preceding the date of termination (which was $1,542,623). The figure does not reflect accrued salary and vacation pay, any vested amounts due under any plan, program or policy of the Company, unreimbursed business expenses or any unpaid bonus owed for any completed fiscal year before the date of termination.

(2)Pursuant to the terms of the Named Executive Officer’s employment agreement, the Company shall provide group health coverage for a period of 18 months after termination. The health insurance coverage amount reflects 18 months of monthly premium totaling $21,541, $30,369, $27,183 and $34,680 for Messrs. Arabia, Giglia, Hoffman and Springer, respectively.

(3)Pursuant to the terms of Mr. Arabia’s employment agreement, all of Mr. Arabia’s unvested restricted equity awards shall immediately vest and become exercisable. The unvested stock award figure reflects 313,957 restricted shares based on the closing common stock price of $15.25 on the NYSE on December 31, 2016.

(4)Pursuant to the terms of Mr. Arabia’s employment agreement, if Mr. Arabia is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid an amount equal to the sum of (i) 100% of his annual base salary then in effect (which was $750,000 as of December 31, 2016) and (ii) an amount equal to a pro rata share of the target annual cash bonus determined by multiplying the target annual cash bonus (150% of annual base salary) by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 (which would have equated to 100% of the target annual cash performance bonus for fiscal year 2016 (i.e., $1,125,000)). The figure does not reflect accrued salary and vacation pay.

(5)Pursuant to the terms of Mr. Arabia’s employment agreement, if Mr. Arabia’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will vest in all outstanding equity awards to the extent such outstanding awards were scheduled to vest within the twelve month period immediately following the date of termination. The unvested stock award figure reflects 130,387 restricted shares based on the closing common stock price of $15.25 on the NYSE on December 31, 2016.

(6)Pursuant to the LTIP, all of Mr. Arabia’s unvested restricted equity awards shall immediately vest. The unvested stock award figure reflects 313,957 restricted shares based on the closing common stock price of $15.25 on the NYSE on December 31, 2016.

(7)Pursuant to the LTIP, all of Mr. Giglia’s unvested restricted equity awards shall immediately vest. The unvested stock award figure reflects 115,638 restricted shares based on the closing common stock price of $15.25 on the NYSE on December 31, 2016.

(8)Pursuant to the terms of Mr. Giglia’s change in control agreement, if a change in control occurs during Mr. Giglia’s employment with the Company and Mr. Giglia’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Giglia for good reason, in each case within twelve months after the effective date of the change in control, Mr. Giglia shall be entitled to the following payments and benefits: (i) Mr. Giglia shall be paid, in two lump sum payments: (A) earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination and any annual cash bonus for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid (figure reflects $430,000, calculated as follows: (a) $430,000, multiplied by (b) 100% (Mr. Giglia’s target cash bonus potential for 2016)), plus, if the termination date is on any day other than the last day of the fiscal year, an amount equal to a pro rata share of the annual bonus amount between the target and high (i.e., between 100% and 150% of annual base salary) annual bonus levels (to be determined in the sole discretion of the Board of Directors) determined by multiplying the Board of Directors selected annual bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365; and (B) a severance amount equal to two times the sum of (x) the base salary in effect on the date of termination (without giving effect to any reduction that would constitute good reason) plus (y) the bonus severance amount in effect on the date of termination. The bonus severance amount shall equal the greater of Mr. Giglia’s target annual cash bonus for the year in which the date of termination takes place (which was $430,000 for fiscal year 2016) or the actual annual cash bonus that Mr. Giglia earned in the calendar year prior to the year in which the date of termination occurs (which was $520,614). The figure does not reflect accrued salary and vacation pay or unreimbursed business expenses.

(9)Pursuant to the terms of Mr. Hoffman’s employment agreement, the severance amount is determined as follows: the executive will receive, in two lump sum payments, all of the amounts set forth in (A) and (B) below: (A) (1) salary and accrued vacation through the date of termination, (2) any vested amounts due under any plan, program or policy of the Company, (3) unpaid bonus owed for any completed fiscal year before the date of termination, and (4) if the termination date is on any day other than the last day of the fiscal year, an amount equal to a pro rata share of the annual bonus amount between the target and high (i.e., between 100% and 150% of annual base salary) annual bonus levels (to be determined in the sole discretion of the Board of Directors) determined by multiplying the Board of Directors selected annual bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365; and (B) a severance payment equal to two times the sum of (x) base salary in effect on the date of termination (which was $520,000), plus (y) a bonus severance amount (which will be the greater of the executive’s target annual cash performance bonus for fiscal year 2016 (which was $520,000) and the actual bonuses paid to Mr. Hoffman in respect of the last full calendar year immediately preceding the date of termination (which was $703,303). The figure does not reflect accrued salary and vacation pay, any vested amounts due under any plan, program or policy of the Company, or any unpaid bonus owed for any completed fiscal year before the date of termination.

(10)Pursuant to the LTIP, all of Mr. Hoffman’s unvested restricted equity awards shall immediately vest. The unvested stock award figure reflects 157,940 restricted shares based on the closing common stock price of $15.25 on the NYSE on December 31, 2016.

(11)Pursuant to the terms of Mr. Hoffman’s employment agreement, if he is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid an amount equal to the sum of (i) 100% of the executive’s annual base salary then in effect (which was $520,000 as of December 31, 2016) and (ii) an amount equal to a pro rata share of the target annual cash bonus determined by multiplying the target annual cash bonus (100% of annual base salary) by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 (which would have equated to 100% of the target annual cash performance bonus for fiscal year 2016 (which was $520,000). The figure does not reflect accrued salary and vacation pay.

(12)Pursuant to the terms of Mr. Hoffman’s employment agreement, if Mr. Hoffman’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries shall vest in all outstanding equity awards to the extent such outstanding awards were scheduled to vest within the twelve month period immediately following the date of termination. The unvested stock award figure reflects 69,580 restricted shares based on the closing common stock price of $15.25 on the NYSE on December 31, 2016.

(13)Pursuant to the LTIP, all of Mr. Springer’s unvested restricted equity awards shall immediately vest. The unvested stock award figure reflects 105,905 restricted shares based on the closing common stock price of $15.25 on the NYSE on December 31, 2016.

(14)Pursuant to the terms of Mr. Springer’s employment agreement, if a change in control occurs during the term of Mr. Springer’s employment agreement and Mr. Springer’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Springer for good reason, in either case within twelve months after the effective date of the change in control, then Mr. Springer shall be entitled to the following payments and benefits: (i) Mr. Springer shall be paid, in two lump sum payments: (A) earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination and any annual cash bonus for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid (figure reflects $395,000, calculated as follows: (a) $395,000, multiplied by (b) 100% (Mr. Springer’s target cash bonus potential for 2016)), plus, if the termination date is on any day other than the last day of the fiscal year, an amount equal to a pro rata share of the annual bonus amount between the target and high (i.e., between 100% and 150% of annual base salary) annual bonus levels (to be determined in the sole discretion of the Board of Directors) determined by multiplying the Board of Directors selected annual bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365; and (B) a severance amount equal to two times the sum of (x) the base salary in effect on the date of termination (without giving effect to any reduction that would constitute good reason) plus (y) the bonus severance amount in effect on the date of termination. The bonus severance amount shall equal the greater of Mr. Springer’s target annual cash bonus for the year in which the date of termination takes place (or $395,000 for fiscal year 2016) or the actual annual cash bonus that Mr. Springer earned in the calendar year prior to the year in which the date of termination occurs (which was $477,230). The figure does not reflect accrued salary and vacation pay.

(15)Pursuant to the terms of Mr. Klein’s employment agreement, Mr. Klein will receive, in two lump‑sum payments, all of the amounts set forth as follows:

a)	First lump sum payment consists of:
i)	earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination;
ii)	any vested amounts due under any plan, program or policy of the Company;
iii)	unpaid bonus owed for any completed fiscal year before the date of termination; and

b)	Second lump sum payment consists of:
i)

the sum of (i) the base salary Mr. Klein would have received had he remained employed from the termination date through March 18, 2018 (but if the termination occurs within 12 months following a change in control, this amount will be no less than his annual base salary), plus (ii) if the termination occurs prior to payment of his 2016 annual bonus, $535,500, or if the termination occurs following payment of the 2016 annual bonus but prior to the payment of the 2017 annual bonus, $267,750.

The figure does not reflect accrued salary and vacation pay, any vested amounts due under any plan, program or policy of the Company, unreimbursed business expenses or any unpaid bonus owed for any completed fiscal year before the date of termination.

(16)Pursuant to the terms of Mr. Klein’s employment agreement, the Company shall continue to provide group health coverage through March 18, 2018 (but, if the termination occurs within 12 months following a change in control, the coverage will continue until the one-year anniversary of the termination date).

(17)Pursuant to the terms of Mr. Klein’s employment agreement, if Mr. Klein is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid an amount equal to the sum of (i) 100% of his annual base salary then in effect, and (ii) any earned but unpaid annual bonus for the prior fiscal year. The figures do not reflect accrued salary and vacation pay.

(18)Pursuant to the terms of Mr. Klein’s employment agreement, the Company shall provide group health coverage for a period of 12 months after death or disability. The health insurance coverage amount reflects 12 months of monthly premiums.

We have entered into employment agreements and/or change in control agreements and equity‑based awards with certain of our Named Executive Officers providing for payments and benefits to such officers upon the termination of their employment with the Company or upon a change in control of the Company.

John V. Arabia

Mr. Arabia’s employment agreement with us contains provisions for payments upon a termination of Mr. Arabia’s employment (whether or not in connection with a change in control of Sunstone). If the Company terminates Mr. Arabia without cause or Mr. Arabia terminates his employment for good reason, after delivery to the Company of an executed general release of claims, (i) Mr. Arabia will receive, in two lump sum payments, all of the amounts as follows: (A) (1) incurred, but unreimbursed business expenses, (2) salary and accrued vacation through the date of termination, (3) any vested amounts due under any plan, program or policy of the Company, (4) unpaid bonus owed for any completed fiscal year before the date of termination, and (5) if the termination date is on any day other than the last day of the fiscal year, an amount equal to a pro rata share of the annual bonus amount between the target and high annual bonus levels (to be determined in the sole discretion of the Board of Directors) determined by multiplying the Board of Directors‑selected annual bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 ((A)(1)‑(5) are collectively referred to as “Arabia Accrued Obligations”) and (B) a severance payment equal to three times the sum of (x) Mr. Arabia’s base salary in effect on the date of termination, plus (y) a bonus severance amount (which will be the greater of Mr. Arabia’s target annual cash performance bonus and the actual bonus paid to Mr. Arabia in respect of the last full calendar year immediately preceding the date of termination; (ii) all outstanding equity awards granted to Mr. Arabia will vest as follows: (1) if the termination occurs prior to the date Mr. Arabia is appointed President, but after the first anniversary of the effective date of the agreement, all outstanding stock options, restricted stock units and other equity awards granted to Mr. Arabia under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) will become immediately vested and, as applicable, exercisable, provided that the remaining unvested stock from the initial upfront $2,500,000 restricted stock grant will become immediately vested only to the extent such unvested restricted stock was scheduled to vest within the 24‑month period immediately following the date of termination; or (2) if the termination occurs after the date Mr. Arabia is appointed President, all outstanding stock options, restricted stock units and other equity awards granted to Mr. Arabia under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) will become immediately vested and, as applicable, exercisable, provided that both the then unvested stock comprising the initial upfront $2,500,000 restricted stock grant and the then unvested stock from the grant of restricted stock awarded in connection with Mr. Arabia’s appointment to President will become immediately vested only to the extent such unvested restricted stock was scheduled to vest within the 24‑month period immediately following the date of termination; and (iii) Mr. Arabia will receive 18 months of Company‑paid continued health insurance coverage for Mr. Arabia and his eligible family members.

If Mr. Arabia’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid the Arabia Accrued Obligations and an amount equal to 100% of his annual base salary then in effect, all outstanding equity awards will continue to vest (but only to the extent such outstanding awards were scheduled to vest within the 12‑month period immediately following the date of termination) and he and his eligible family members will receive 18 months of Company‑paid continued health insurance coverage.

Bryan A. Giglia

Mr. Giglia’s change in control agreement with us contains provisions for payments upon a termination of Mr. Giglia’s employment in connection with a change in control of the Company, and such agreement was amended in February 2015. If a change in control occurs during Mr. Giglia’s employment with the Company, and Mr. Giglia’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Giglia for good reason, in each case within twelve months after the effective date of the change in control, then Mr. Giglia shall be entitled to the following payments and benefits after delivery to the Company of an executed general release of claims: (i) Mr. Giglia shall be paid, in two lump sum payments: (A) earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination and any annual cash bonus for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid, plus, if the termination date is on any day other than the last day of the fiscal year, an amount equal to a pro rata share of the annual bonus amount between the target and high annual bonus levels (to be determined in the sole discretion of the Board of Directors) determined by multiplying the Board of Directors‑selected annual bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365, and (B) a severance amount equal to two times the sum of (x) the base salary in effect on the date of termination (without giving effect to any reduction that would constitute good reason) plus (y) the bonus severance amount in effect on the date of termination. The bonus severance amount shall equal the greater of Mr. Giglia’s target annual cash bonus for the year in which the date of termination takes place or the actual annual cash bonus that Mr. Giglia earned in the calendar year prior to the year in which the date of termination occurs; (ii) for a period of 18 months following the termination date, the Company shall, at the Company’s sole expense, continue to provide Mr. Giglia and his eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Mr. Giglia’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Mr. Giglia any vested benefits and other amounts or benefits required to be paid or provided or which he is eligible to receive as of the termination date under any plan, program, policy or practice or contract or agreement of the Company and its affiliates; and (iv) all outstanding stock options, restricted stock units and other equity awards granted to Mr. Giglia under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall become immediately vested and exercisable in full.

Marc A. Hoffman

Mr. Hoffman’s employment agreement with us contains provisions for payments upon a termination of Mr. Hoffman’s employment (whether or not in connection with a change in control of Sunstone). If the Company terminates Mr. Hoffman without cause or Mr. Hoffman terminates his employment for good reason (whether or not in connection with a change in control of Sunstone), after delivery to the Company of an executed general release of claims, (i) Mr. Hoffman will receive, in two lump sum payments, all of the amounts set forth in (A) and (B) below, (ii) all outstanding equity awards granted to Mr. Hoffman shall vest as set forth in (C) below, and (iii) Mr. Hoffman will receive continued health insurance coverage as set forth in (D) below: (A) (1) salary and accrued vacation through the date of termination, (2) any vested amounts due under any plan, program or policy of the Company, (3) unpaid bonus owed for any completed fiscal year before the date of termination, and (4) if the termination date is on any day other than the last day of the fiscal year, an amount equal to a pro rata share of the annual bonus amount between the target and high annual bonus levels (to be determined in the sole discretion of the Board of Directors) determined by multiplying the Board of Directors‑selected annual bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365 ((A)(1)‑(4) are collectively referred to as “Hoffman Accrued Obligations”); (B) a severance payment equal to two times the sum of (x) Mr. Hoffman’s base salary in effect on the date of termination, plus (y) a bonus severance amount (which will be the greater of Mr. Hoffman’s target annual cash performance bonus and the actual bonus paid to Mr. Hoffman in respect of the last full calendar year immediately preceding the date of termination); (C) all outstanding stock options, restricted stock units and other equity awards granted to Mr. Hoffman under any of the Company’s equity incentive plans shall become immediately vested and, as applicable, exercisable in full; and (D) 18 months of Company‑paid continued health insurance coverage for Mr. Hoffman and his eligible family members.

If Mr. Hoffman’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid the Hoffman Accrued Obligations and an amount equal to 100% of his annual base salary then in effect, all outstanding equity awards will continue to vest (but only to the extent such outstanding awards were scheduled to vest within the 12‑month period immediately following the date of termination) and he and his eligible family members will receive 18 months of Company‑paid continued health insurance coverage.

Robert C. Springer

Mr. Springer’s employment agreement with us contains provisions for payments upon a termination of Mr. Springer’s employment. If a change in control occurs during the term, and Mr. Springer’s employment is terminated by the Company (or its successor, as the case may be) without cause or by Mr. Springer for good reason, in each case within twelve months after the effective date of the change in control, then Mr. Springer shall be entitled to the following payments and benefits after delivery to the Company of an executed general release of claims: (i) Mr. Springer shall be paid, in two lump sum payments: (A) earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination and any annual cash bonus for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid, plus, if the termination date is on any day other than the last day of the fiscal year, an amount equal to a pro rata share of the annual bonus amount between the target and high annual bonus levels (to be determined in the sole discretion of the Board of Directors) determined by multiplying the Board of Directors‑selected annual bonus amount by a fraction the numerator of which is the number of days elapsed in the year through the date of termination and the denominator of which is 365, and (B) a severance amount equal to two times the sum of (x) the base salary in effect on the date of termination (without giving effect to any reduction that would constitute good reason) plus (y) the bonus severance amount in effect on the date of termination. The bonus severance amount shall equal the greater of Mr. Springer’s target annual cash bonus for the year in which the date of termination takes place or the actual annual cash bonus that Mr. Springer earned in the calendar year prior to the year in which the date of termination occurs; (ii) for a period of 18 months following the termination date, the Company shall, at the Company’s sole expense, continue to provide Mr. Springer and his eligible family members with group health insurance coverage at least equal to that which would have been provided to them if Mr. Springer’s employment had not been terminated (or at the Company’s election, pay the applicable COBRA premium for such coverage); (iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Mr. Springer any vested benefits and other amounts or benefits required to be paid or provided or which he is eligible to receive as of the termination date under any plan, program, policy or practice or contract or agreement of the Company and its affiliates; and (iv) all outstanding stock options, restricted stock units and other equity awards granted to Mr. Springer under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) shall become immediately vested and exercisable in full.

David M. Klein

Mr. Klein’s employment agreement with us contains provisions for payments upon a termination of Mr. Klein’s employment (whether or not in connection with a change in control of Sunstone). If the Company terminates Mr. Klein’s employment without cause or Mr. Klein terminates his employment for good reason, then (i) Mr. Klein will receive a cash severance payment in the amount described below, (ii) all outstanding Company equity awards granted to Mr. Klein will vest in full, and (iii) Mr. Klein will receive continued health insurance coverage for himself and his eligible family members.  Mr. Klein’s cash severance payment will equal the sum of (i) the base salary he would have received had he remained employed from the termination date through March 18, 2018 (but if the termination occurs within 12 months following a change in control, this amount will be no less than his annual base salary) plus (ii) if the termination occurs prior to payment of his 2016 annual bonus, $535,500, or if the termination occurs following payment of the 2016 annual bonus but prior to the payment of the 2017 annual bonus, $267,750.  The continued healthcare insurance coverage will end no later than March 18, 2018 (but, if the termination occurs within 12 months following a change in control, the coverage will continue until the one-year anniversary of the termination date).  The Company’s obligation to provide these severance payments and benefits is conditioned upon Mr. Klein’s timely execution (and non-revocation) of a general release of claims.

If Mr. Klein’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid an amount equal to 100% of his annual base salary then in effect, all outstanding Company equity awards will vest (but only to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination) and he and his eligible family members will receive 12 months of Company-paid continued health insurance coverage.

Accelerated Vesting Under LTIP.  Outstanding equity awards under the LTIP will generally vest upon the occurrence of a change in control.

2017 EMPLOYMENT AGREEMENTS

Employment Agreements (Arabia, Giglia, Hoffman and Springer)

On January 27, 2017, we entered into employment agreements (the “Employment Agreements”) with the following Named Executive Officers: John Arabia, President and Chief Executive Officer, Bryan Giglia, Executive Vice President – Chief Financial Officer, Marc Hoffman, Executive Vice President – Chief Operating Officer, and Robert Springer, Executive Vice President – Chief Investment Officer, pursuant to which each of the Executives will continue to be employed by the Company in their respective current positions. The Employment Agreements supersede and replace (and for Messrs. Arabia and Hoffman, will amend and restate) any employment, change in control and/or employment offer letter agreements previously entered into with the foregoing Named Executive Officers.

The initial term of each Employment Agreement is scheduled to expire on March 31, 2018, unless earlier terminated by either party. Following the expiration of the initial term, the term of each Employment Agreement automatically will be renewed for successive one-year periods on each anniversary of March 31, 2018, unless either party provides the other with notice of intent not to renew the Employment Agreement.

The Employment Agreements reflect a 2016 annual base salary for Messrs. Arabia, Giglia, Hoffman and Springer of $750,000, $430,000, $520,000 and $395,000, respectively, in each case, which may be increased from time to time in the Company’s sole discretion. In addition, under the Employment Agreements, each of the Named Executive Officers will be eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 75% (100% for Mr. Arabia) of base salary, a target level equal to 100% (150% for Mr. Arabia) of base salary, a high level equal to 150% (225% for Mr. Arabia) of base salary, and a superior (maximum) level equal to 175% (275% for Mr. Arabia) of base salary, with no guaranteed minimum (and any award may equal zero in any given year).

Under the Employment Agreements, each of the Named Executive Officers will be eligible to earn annual equity awards with a threshold level equal to 150% of base salary, a target level equal to 200% (275% for Mr. Arabia) of base salary, a high level equal to 250% (325% for Mr. Arabia) of base salary and a superior (maximum) level equal to 300% (425% for Mr. Arabia) of base salary, with no guaranteed minimum (and any award may equal zero in any given year). In the event that a change in control (as defined in the Employment Agreements) occurs during the term of the Employment Agreement, any outstanding Company equity awards will fully vest immediately prior to the occurrence of such Change in Control. Furthermore, the Employment Agreements provide that each of the Named Executive Officers will be eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company.

If the Company terminates the Named Executive Officer’s employment without cause or the Named Executive Officer terminates his employment for good reason, then (i) the Named Executive Officer will receive a cash severance payment equal to the sum of (A) two (three for Mr. Arabia) times the sum of (x) the base salary in effect for the Named Executive Officer on the date of termination and (y) the greater of the Named Executive Officer’s target annual bonus for the year in which the termination occurs and the actual annual bonus paid in respect of the last completed calendar year, (B) any earned but unpaid annual bonus for a prior fiscal year, and (C) a pro-rated bonus for the year in which the termination occurs (based on the Named Executive Officer’s “target” bonus), (ii) all outstanding Company equity awards will vest to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination, and (iii) the Named Executive Officer will receive Company-paid continued health insurance coverage for himself and his eligible family members for up to 18 months following the termination date. The Company’s obligation to provide these severance payments and benefits is conditioned upon the Named Executive Officer’s timely execution (and non-revocation) of a general release of claims.

If the Company terminates the Named Executive Officer’s employment by reason of a non-renewal of the Employment Agreement upon the expiration of its term, and the Named Executive Officer is willing and able, at the time of such non-renewal, to continue performing services during the renewal period, then, subject to the Named Executive Officer’s timely execution (and non-revocation) of a general release of claims, the Named Executive Officer will receive an amount equal to 50% of the sum of (i) the base salary in effect for the Named Executive Officer on the date of termination and (ii) the Named Executive Officer’s target annual bonus for the year in which the termination occurs. However, if such termination occurs on or within 12 months following a change in control, then the Named Executive Officer will be provided with the same payments and benefits as if the Named Executive Officer’s employment was terminated by the Company without cause or the Named Executive Officer terminated his employment for good reason (as described above).

If the Named Executive Officer’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries, will be paid an amount equal to the sum of (i) 100% of his annual base salary then in effect, (ii) any earned but unpaid annual bonus for a prior fiscal year, and (iii) a pro-rated bonus for the year in which the death or disability occurs (based on the Named Executive Officer’s “target” bonus). Additionally, all outstanding time-based vesting Company equity awards will vest and the Named Executive Officer will receive Company-paid continued health insurance coverage for himself and/or his eligible family members for up to 18 months following the termination date.

Each Employment Agreement also includes certain restrictive covenants, including non-solicitation and non-disparagement covenants. In connection with entering into the Employment Agreements, each Named Executive Officer also entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to him in the case of certain claims made against him by virtue of his position with the Company.

Employment Agreement (Klein)

On April 18, 2016, we entered into an employment agreement with David Klein, which provides that Mr. Klein will serve as Senior Vice President and General Counsel of the Company. Mr. Klein’s employment and the term of the agreement commenced on July 1, 2016.  The term of the agreement is scheduled to expire on March 18, 2018, unless earlier terminated by either party.

The agreement provides for an initial annual base salary of $315,000, which may be increased from time to time in the Company’s sole discretion. In addition, under the agreement Mr. Klein will be eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 50% of base salary, a target level equal to 75% of base salary, a high level equal to 85% of base salary and a superior (maximum) level equal to 100% of base salary; provided, however, that so long as Mr. Klein is employed by the Company on the dates on which the 2016 and 2017 annual bonuses are paid to senior executives, he will receive a minimum cash performance bonus for fiscal year 2016 of $315,000 and a minimum cash performance bonus for fiscal year 2017 of $267,750.

Under the agreement Mr. Klein will also be eligible to earn annual equity awards with a threshold level equal to 100% of base salary, a target level equal to 125% of base salary, a high level equal to 150% of base salary and a superior (maximum) level equal to 200% of base salary, with no guaranteed minimum. Furthermore, Mr. Klein will be eligible to participate in welfare and fringe benefit plans, incentive plans and savings/retirement plans generally available to senior executives of the Company. In connection with his relocation to Orange County, California, Mr. Klein received reimbursement of up to $150,000 to cover moving and other related expenses.

If the Company terminates Mr. Klein’s employment without cause or Mr. Klein terminates his employment for good reason, then (i) Mr. Klein will receive a cash severance payment in the amount described below, (ii) all outstanding Company equity awards granted to Mr. Klein will vest in full, and (iii) Mr. Klein will receive continued health insurance coverage for himself and his eligible family members.  Mr. Klein’s cash severance payment will equal the sum of (i) the base salary he would have received had he remained employed from the termination date through March 18, 2018 (but if the termination occurs within 12 months following a change in control, this amount will be no less than his annual base salary) plus (ii) if the termination occurs prior to payment of his 2016 annual bonus, $535,500, or if the termination occurs following payment of the 2016 annual bonus but prior to the payment of the 2017 annual bonus, $267,750.  The continued healthcare insurance coverage will end no later than March 18, 2018 (but, if the termination occurs within 12 months following a change in control, the coverage will continue until the one-year anniversary of the termination date).  The Company’s obligation to provide these severance payments and benefits is conditioned upon Mr. Klein’s timely execution (and non-revocation) of a general release of claims.

If Mr. Klein’s employment is terminated by reason of death or disability, he or, as appropriate, his estate or beneficiaries will be paid an amount equal to 100% of his annual base salary then in effect, all outstanding Company equity awards will vest (but only to the extent such outstanding awards were scheduled to vest within the 12-month period immediately following the date of termination) and he and his eligible family members will receive 12 months of Company-paid continued health insurance coverage.

In connection with the commencement of his employment, Mr. Klein and the Company entered into an indemnification agreement with the Company providing that the Company will indemnify and advance expenses to him in the case of certain claims made against him by virtue of his position with the Company.

DIRECTOR COMPENSATION

Based on its own analyses and on a report prepared by FPL in 2015 (discussed below), the Nominating and Corporate Governance Committee, together with all other members of the Board of Directors, approved the following compensation structure for our Board of Directors, which remained in place until December 31, 2016:

Board Member Cash and Equity-Based Compensation

•	$60,000 annual cash retainer paid to each member of our Board of Directors.
•	$60,000 annual cash retainer paid to the Non-Executive Chairman.
•	$20,000 annual cash retainer paid to the chair of each committee of the Board of Directors.
•	$10,000 annual cash retainer paid to each member (other than the chairperson) of each committee of our Board of Directors.
•

No meeting fees for Board of Director and committee meetings are paid unless, in the applicable 12‑month period, the aggregate number of Board of Director or committee meetings exceeds eight (in which case participant members of the Board of Directors or any committee will be paid $1,500 for each meeting in excess of eight).

•	Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors, and receive complimentary hotel rooms at our hotels and resorts when on personal travel.
•	$100,000 annual stock retainer granted to each member of our Board of Directors.
•	$60,000 annual stock retainer granted to the Non-Executive Chairman.

2016 Independent Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
W. Blake Baird	52,500	97,756	—	150,256
Andrew Batinovich	90,000	97,756	10,209	197,965
Z. Jamie Behar	90,000	97,756	—	187,756
Thomas A. Lewis, Jr.	72,500	97,756	3,685	173,941
Keith M. Locker	70,000	97,756	5,896	173,652
Murray J. McCabe	52,500	97,756	—	150,256
Douglas M. Pasquale	140,000	156,412	10,209	306,621
Keith P. Russell	90,000	97,756	3,685	191,441

(1)The amounts in this column represent cash compensation earned by the director during 2016. Compensation for service on the Board and its committees is payable quarterly in arrears.

(2)The amounts in this column represent the grant date fair value for grants of restricted stock made to the director in 2016 as prescribed by ASC Topic 718. For more information, please see footnote 11 to our audited financial statements contained in our Annual Report on Form 10‑K for 2016.

(3)Represents dividends paid in 2016 on awarded but unvested restricted shares of Company common stock. Fourth quarter 2015 dividends paid in the first quarter of 2016 were paid in a combination of cash and shares of Company common stock, which shares of common stock had a closing price on the NYSE of $11.88 per share on the date the dividend was paid (January 29, 2016) and shares delivered to our investors (including members of the Board of Directors).

Independent Review of Director Compensation

The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board of Directors on compensation and benefits for the independent directors. The Nominating and Corporate Governance Committee generally reviews the compensatory arrangement for the independent directors biennially. The last review was performed during the fourth quarter 2015 by FPL (“2015 FPL Board Compensation Report”). The 2015 FPL Board Compensation Report detailed the 2014 director compensation programs (as disclosed in 2015 proxy statements) for two select groups of publicly‑traded REITs, comprised of (a) a hotel peer group consisting of ten companies with implied, then current, equity market capitalizations ranging from approximately $2.6 billion to $22.2 billion and (b) a size/geographic peer group consisting of 12 companies with implied equity market capitalizations ranging from approximately $3.2 billion to $9.3 billion. Findings from the 2015 FPL Board Compensation Report were used to set the 2016 independent director compensation. No additional changes were made to the independent directors’ compensation for 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of fiscal year 2016, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. We have adopted a written policy which provides that the approval of our Nominating and Corporate Governance Committee is required for any transaction involving us and any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed or has an interest of more than 5%. Our Nominating and Corporate Governance Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested members of management, disinterested directors and legal counsel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file reports of holdings and ownership changes with the SEC and the NYSE. Based solely on our review of the copies of such reports furnished to us, we believe that during 2016 all applicable filing requirements of our directors, executive officers and 10% beneficial owners were made on a timely basis except for the following, which was filed late as a result of simple oversight and third‑party failure to restrict automated reinvestment of dividends: a Form 4 for John V. Arabia, dated February 17, 2016, which reported the inadvertent acquisition of an aggregate of 1,825.2419 shares of Sunstone common stock on January 30, 2015, April 15, 2015, July 15, 2015 and October 15, 2015 through automated dividend reinvestment plans.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Ernst & Young LLP

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The committee has appointed Ernst & Young LLP as our independent registered public accounting firm, who will audit our consolidated financial statements for 2017 and the effectiveness of our internal control over financial reporting as of December 31, 2017. This appointment has been submitted to you for your ratification. The committee and the Board believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and its stockholders. If you do not ratify the appointment of Ernst & Young LLP, the committee will reconsider their appointment. Representatives of Ernst & Young LLP will attend the 2017 Annual Meeting, and will have an opportunity to speak and respond to your questions.

Fee Information

The aggregate fees billed for professional services provided by Ernst & Young LLP for 2016 and 2015 were as follows:

Description of Services	2016	2015
Audit Fees	$968,223	$876,739
Audit‑related Fees	55,000	65,000
Tax Fees	19,500	52,975
All Other Fees	1,920	1,995
Total Fees	$1,044,643	$996,709

In the above table, in accordance with the definitions of the Securities and Exchange Commission, “audit fees” are fees and expenses paid by us to Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10‑K and review of the unaudited financial statements included in our quarterly reports on Form 10‑Q or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including in connection with public offerings of securities. “Audit fees” also include fees paid by us to Ernst & Young LLP for the audit of our internal control over financial reporting. In 2016 and 2015, audit fees, exclusive of out-of-pocket expenses, consisted primarily of $790,000 and $750,000, respectively, for the full‑year audit, quarterly reviews and the audit of our internal control over financial reporting and $171,000 and $124,134, respectively, for services related to statutory and regulatory filings and public offerings.

“Audit‑related Fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Audit-related fees include $55,000 and $65,000 for an audit of one hotel required by the ground lessor in 2016 and 2015, respectively. “Tax Fees” are fees billed by Ernst & Young LLP that relate to tax consulting and advisory services.

“All Other Fees” are fees billed by Ernst & Young LLP to us for any services not included in the first three categories.

Audit Committee Pre‑Approval Policies and Procedures

Our Audit Committee has adopted a pre‑approval policy requiring that the Audit Committee pre‑approve all audit and permissible non‑audit services to be performed by Ernst & Young LLP. Any proposed service that has received pre‑approval but which will exceed pre‑approved cost limits will require separate pre‑approval by the Audit Committee. The Audit Committee has delegated to its chair the authority to grant the required approvals for all audit and permissible non‑audit services to be performed by Ernst & Young LLP, provided that the chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. All services performed by the independent registered public accounting firm in 2016 were approved by the Audit Committee pursuant to its pre‑approval policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of Sunstone’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

The Audit Committee (the “Committee”) of the Board of Directors of Sunstone Hotel Investors, Inc. (“Sunstone” or the “Company”) is composed of four directors, each of whom meets the independence and other requirements of the New York Stock Exchange. Andrew Batinovich, Z. Jamie Behar, Keith M. Locker and Keith P. Russell all qualify as “audit committee financial experts.”

Management of Sunstone has responsibility for preparing the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP, acting as independent registered public accountants, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements. Ernst & Young LLP also reviews the Company’s interim financial statements in accordance with applicable auditing standards. Ernst & Young LLP also is responsible for auditing Sunstone’s effectiveness of internal controls over financial reporting and issuing a report thereon. The Committee is responsible for the integrity of the Company’s financial statements and internal control structure on behalf of the Board of Directors. The Committee met four times during 2016, including meetings regularly with Ernst & Young LLP and the internal auditor, both privately and with management present.

In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management and Ernst & Young LLP the audited financial statements for the year ended December 31, 2016 as well as the interim financial statements for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016. These reviews included a discussion of:

•	critical accounting policies of the Company;
•

the reasonableness of significant financial reporting estimates and judgments made in connection with the financial statements, including the quality (and not just acceptability) of the Company’s accounting policies;

•

with the Company’s internal and independent auditors of the scope for their respective audits and the results of their respective reviews, their evaluations of the overall quality of the Company’s internal controls and financial reporting;

•	the annual management letter issued by Ernst & Young LLP; and
•	the potential effects of regulatory and accounting initiatives on the Company’s financial statements.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T. In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent auditors the auditors’ independence from Sunstone and its management, including the matters in the written disclosures and letter required by applicable requirements of the PCAOB.

Among other matters, the Committee also:

•	reviewed the level of fees paid and engaged the internal and independent auditor and appointed Ernst & Young LLP to serve in the capacity of independent auditor during 2016;
•	reviewed Ernst & Young’s performance, qualifications and quality control procedures;
•	reviewed and approved the Company’s policy for the pre‑approval of audit and permitted non‑audit services by the independent auditor and reviewed and approved fees and services;
•	consulted with management and Ernst & Young LLP with respect to the Company’s processes for risk assessment including meetings with the Chair of the Committee and the lead audit partner;
•	reviewed significant legal developments which affect or could affect the Company;
•	reviewed communications from and management’s responses to governmental agencies for matters of material significance;
•	reviewed and approved the type and presentation of information, including earnings guidance, to be included in the Company’s earnings releases and financial supplemental disclosures; and

•	reviewed and responded to any calls placed on the Sunstone Business Conduct and Ethics Line.

Members of the Committee are not full‑time employees of Sunstone and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with U.S. generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to the Board of Directors the inclusion of the audited financial statements in Sunstone’s 2016 Annual Report on Form 10‑K for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Keith P. Russell, Chair

Andrew Batinovich

Z. Jamie Behar

Keith M. Locker

March 23, 2017

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2018 annual meeting of stockholders pursuant to SEC Rule 14a‑8 must be received by the Secretary of Sunstone no later than November 28, 2017, to be considered for inclusion in our proxy statement and proxy card relating to the 2018 annual meeting. In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at the 2018 annual meeting of stockholders (other than a stockholder proposal included in our proxy materials pursuant to SEC Rule 14a‑8) must deliver such information to our Secretary no earlier than October 29, 2017 and no later than 5:00 p.m. Pacific Time on November 28, 2017 and must comply with the other provisions and requirements of Article II, Section 2.11 of our then current bylaws, which are on file with the SEC and may be obtained from our Secretary upon request.

OTHER MATTERS TO COME BEFORE THE 2017 ANNUAL MEETING

The Board of Directors knows of no other matters to be presented for stockholder action at the 2017 annual meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been a former or current executive officer or employee of the Company. None of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2016.

Other Information

Sunstone will pay the cost of its proxy solicitation. We also expect that some of our employees may solicit Sunstone stockholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We may engage the services of a proxy solicitation firm to assist in the solicitation of proxies. Sunstone will pay all costs associated with any engagement of a proxy solicitation firm, which we estimate would not exceed $25,000.

By Order of the Board of Directors

John V. Arabia

President, Chief Executive Officer and Director

Aliso Viejo, California

March 23, 2017

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PROXY
SUNSTONE HOTEL INVESTORS, INC.
120 Vantis, Suite 350, Aliso Viejo, California 92656
This Proxy is being solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on April 28, 2017

The undersigned stockholder of Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), hereby appoints Bryan A. Giglia and David M. Klein (the “Proxy Holders”), with full power of substitution, as proxy for the undersigned to attend and represent the undersigned at the Annual Meeting of Stockholders of Sunstone to be held at the Hilton San Diego Bayfront hotel, located at One Park Boulevard, San Diego, California 92101, at 8:30 a.m. (local time) on Friday, April 28, 2017, and any adjournment or postponement thereof (the “Annual Meeting”), and to cast on behalf of the undersigned all votes that the undersigned is entitled to vote at the Annual Meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of which are hereby incorporated by reference, and revokes any proxy heretofore given with respect to such shares.

WHEN PROPERLY EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THIS PROXY. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND “EVERY 1 YEAR” FOR PROPOSAL 4. THE VOTE ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS OF SUNSTONE RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND “FOR” PROPOSALS 2 AND 3 AND “EVERY 1 YEAR” FOR PROPOSAL 4.

You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. The Proxy Holder cannot vote your shares unless you sign and return this card or, if you own shares through a bank or broker that provides for voting proxy by phone or over the Internet, by submitting your vote by phone or over the Internet in accordance with your bank’s or broker’s instructions.

1.1	(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)	14475

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

April 28, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/13743

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20830304000000001000 9	042817

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of the following eight nominees to serve as directors until the next annual meeting and until their successors are elected and qualified:				FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: John V. Arabia W. Blake Baird Andrew Batinovich Z. Jamie Behar Thomas A. Lewis, Jr. Murray J. McCabe Douglas M. Pasquale Keith P. Russell

2.  Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.  Advisory vote to approve the compensation of Sunstone’s named executive officers, as set forth in Sunstone’s Proxy Statement for the 2017 Annual Meeting of Stockholders.

				FOR	AGAINST	ABSTAIN
		4. Advisory vote on the frequency of holding an advisory vote on the compensation of Sunstone's named executive officers.	Every 3 years	Every 2 years	Every 1 year	ABSTAIN

5. Transaction of such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “EVERY 1 YEAR” FOR PROPOSAL 4.

THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 23, 2017.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

 Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

SUNSTONE HOTEL INVESTORS, INC.

April 28, 2017

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/13743

Please detach along perforated line and mail in the envelope provided IF you are not authorizing a proxy to vote via telephone or the Internet.

20830304000000001000 9	042817

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of the following eight nominees to serve as directors until the next annual meeting and until their successors are elected and qualified:				FOR	AGAINST	ABSTAIN
FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: John V. Arabia W. Blake Baird Andrew Batinovich Z. Jamie Behar Thomas A. Lewis, Jr. Murray J. McCabe Douglas M. Pasquale Keith P. Russell

2.  Ratification of the Audit Committee’s appointment of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.  Advisory vote to approve the compensation of Sunstone’s named executive officers, as set forth in Sunstone’s Proxy Statement for the 2017 Annual Meeting of Stockholders.

				FOR	AGAINST	ABSTAIN
		4. Advisory vote on the frequency of holding an advisory vote on the compensation of Sunstone's named executive officers.	Every 3 years	Every 2 years	Every 1 year	ABSTAIN

5. Transaction of such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND “EVERY 1 YEAR” FOR PROPOSAL 4.

THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT IS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING THAT THE BOARD OF DIRECTORS DID NOT HAVE NOTICE OF PRIOR TO MARCH 23, 2017.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

 Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.